As filed with the Securities and Exchange Commission on June 18, 2020

Registration No. 333-238548

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8731	87-0747704
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

345 Inverness Drive South, Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick R. Gruber

Chief Executive Officer

345 Inverness Drive South, Building C, Suite 310

Englewood, Colorado 80112

(303) 858-8358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Day Ned A. Prusse Perkins Coie LLP 1900 Sixteenth Street, Suite 1400 Denver, Colorado 80202 (303) 291-2300	Joseph A. Smith Robert F. Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Series 1 Units consisting of:(4)	$15,000,000	$1,947.00
One share of Common Stock, par value $0.01 per share(2)	—	—
One Series 2020-A Warrant to purchase one share of Common Stock(2)(3)	—	—
Series 2 Units consisting of: (4)	—	—
One Pre-Funded Series 2020-B Warrant to purchase one share of Common Stock(2)(3)	—	—
One Series 2020-A Warrant to purchase one share of Common Stock(2)(3)	—	—
Common Stock issuable upon exercise of the Series 2020-A Warrants(2)	$15,000,000	$1,947.00
Common Stock issuable upon exercise of the Pre-Funded Series 2020-B Warrants(2)(3)	—	—
Total	$30,000,000	$3,894.00(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4)

The proposed maximum aggregate offering price of the Series 1 units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series 2 units offered and sold in the offering, and the proposed maximum aggregate offering price of the Series 2 units to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Series 1 units sold in the offering. Accordingly, the proposed maximum aggregate offering price of the Series 1 units and Series 2 units (including the shares of common stock issuable upon exercise of the pre-funded 2020-B Warrants included in the Series 2 units), if any, is $15,000,000.

(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2020

PRELIMINARY PROSPECTUS

Gevo, Inc.

Up to 12,820,512 Series 1 Units, each consisting of One Share of Common Stock and One Series 2020-A Warrant to Purchase One Share of Common Stock

and

Up to 12,820,512 Series 2 Units, each consisting of One Pre-Funded Series 2020-B Warrant to Purchase

One Share of Common Stock and One Series 2020-A Warrant

to Purchase One Share of Common Stock

(                     Shares of Common Stock Underlying the Series 2020-A Warrants)

and

(                   Shares of Common Stock Underlying the Pre-Funded Series 2020-B Warrants)

We are offering for sale up to 12,820,512 Series 1 units, with each Series 1 unit consisting of one share of our common stock and one Series 2020-A warrant to purchase one share of our common stock. Each full Series 2020-A warrant entitles the holder thereof to purchase one share of our common stock. Each Series 1 unit will be sold at a fixed price of $             per Series 1 unit until the completion of this offering. The Series 1 units will not be issued or certificated. The shares of common stock and the Series 2020-A warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We are also offering to those purchasers, if any, whose purchase of Series 1 units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, in lieu of Series 1 units that would otherwise result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, up to 12,820,512 Series 2 units. Each Series 2 unit will consist of one pre-funded Series 2020-B warrant to purchase one share of our common stock and one Series 2020-A warrant to purchase one share of our common stock. Each full pre-funded Series 2020-B warrant entitles the holder thereof to purchase one share of our common stock. Each Series 2 unit will be sold at a fixed price of $             per Series 2 unit until the completion of this offering, which is the offering price per Series 1 unit, minus $0.01. For each Series 2 unit we sell, the number of Series 1 units we are offering will be decreased on a one-for-one basis. Because we will issue one Series 2020-A warrant as part of each Series 1 unit and Series 2 unit, the number of Series 2020-A warrants sold in this offering will not change as a result of a change in the mix of the Series 2 units and Series 1 units sold. The Series 2 units will not be issued or certificated. The pre-funded Series 2020-B warrants and the Series 2020-A warrants are immediately separable and will be issued separately, but will be purchased together in this offering.  The shares of our common stock issuable from time to time upon exercise of the Series 2020-A warrants and the pre-funded Series 2020-B warrants are also being offered pursuant to this prospectus.

The Series 2020-A warrants will be exercisable on the date of issuance and will expire on the                            anniversary of the date of issuance with an exercise price of $                per share of common stock. The pre-funded Series 2020-B warrants will be exercisable on the date of issuance and will expire when exercised in full, with an exercise price of $0.01 per share of common stock. The purchase price of $            per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series 2020-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. See “Description of Warrants” for more information on the securities offered hereby.

The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO.” On June 17, 2020, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.17 per share. The Series 2020-A warrants and the pre-funded Series 2020-B warrants are not, and will not be, listed for trading on any national securities exchange or other trading system.

Investing in our securities involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have retained H.C. Wainwright & Co., LLC, or the placement agent, as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, placement agent’s fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent fees set forth in the table below, which assumes that we sell all of the securities we are offering.

_____________	Per Series 1 Unit	Per Series 2 Unit	Total
Public offering price	$	$	$
Placement agent fees(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)

We have also agreed to reimburse the placement agent's legal fees and expenses in the amount of up to $100,000. See “Plan of Distribution” for a description of the compensation to be received by the placement agent.

(2)	Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

Delivery of the shares of common stock, the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby is expected to be made on or about               , 2020.

H.C. Wainwright & Co.

The date of this prospectus is            , 2020.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

i

TRADEMARKS

We use various of our trademarks, including, without limitation, Gevo® and GIFT™, in this prospectus and the documents incorporated by reference herein. This prospectus includes, and the documents incorporated by reference herein include, trademarks, trade names and service marks that are the property of other organizations.

Solely for convenience, trademarks and trade names referred to in this prospectus and the documents incorporated by reference herein appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we or the applicable owner will not assert, to the fullest extent under applicable law, our or its rights to these trademarks and trade names.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus and the documents incorporated by reference herein concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity, market size and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2020 (the “2019 Annual Report”), and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 13, 2020 (the “2020 Q1 Quarterly Report”), each of which is incorporated by reference herein. These and other factors could cause our future performance to differ materially from our assumptions and estimates and those made by third parties.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the documents incorporated by reference herein, including the section entitled “Risk Factors” included elsewhere in this prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, which are incorporated by reference herein. Some of the statements in this prospectus and in the documents incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Gevo” refer to Gevo, Inc., a Delaware corporation, and its wholly owned or indirect subsidiaries, and their predecessors.

Overview

We are a growth-oriented renewable fuels company that is commercializing the next generation of renewable low-carbon liquid transportation fuels with the potential to achieve a “net zero” greenhouse gas (“GHG”) footprint and address global needs of reducing GHG emissions with sustainable alternatives to petroleum fuels. As next generation renewable fuels, our hydrocarbon transportation fuels have the advantage of being “drop-in” substitutes for conventional fuels that are derived from crude oil, working seamlessly and without modification in existing fossil-fuel based engines, supply chains and storage infrastructure. In addition to the potential of net zero carbon emissions across the whole fuel life-cycle, our renewable fuels eliminate other pollutants associated with the burning of traditional fossil fuels such as particulates and sulfur, while delivering superior performance. We believe that the world is substantially under-supplied with low-carbon, drop-in renewable fuels that can be immediately used in existing transportation engines and infrastructure, and we are uniquely positioned to grow in serving that demand.

Our production processes and fuel products have been proven to work. We use low-carbon, renewable resource-based carbohydrates as raw materials. In the near-term, our feedstocks will primarily consist of non-food corn. As our technology is applied globally, feedstocks can consist of sugar cane, molasses or other cellulosic sugars derived from wood, agricultural residues and waste. Our patented fermentation yeast biocatalyst produces isobutanol, a four-carbon alcohol, via the fermentation of renewable plant biomass carbohydrates. The resulting renewable isobutanol has a variety of direct applications but, more importantly to our fundamental strategy, serves as a building block to make renewable isooctane (which we refer to as renewable premium gasoline) and renewable jet fuel using simple and common chemical conversion processes. We also reduce or eliminate fossil-based process energy inputs by replacing them with renewable energy such as wind-powered electricity and renewable natural gas (“RNG”).

Our technology represents a new generation of renewable fuel technology that overcomes the limitations of first-generation biofuels, highlighted by the following:

●

Potential to replace the whole gallon of liquid transportation fuels, including for airplanes, automobiles, boats, trucks and ships of all types, while delivering massively reduced or negative GHG emissions and reducing or eliminating pollutants such as particulates and sulfur, which have been linked to cancer and other human health issues;

●	Drop-in compatibility and performance, without modification to existing vehicles, airplanes and other infrastructure;

●	Scalability as a global and sustainable transportation fuel solution;

●

Potential for a “net zero” or even negative carbon footprint for our fuel products across the lifecycles and value chains of our products through sustainable or regenerative agriculture practices to reduce the carbon footprint of the carbohydrates used to make our products and the use of renewable energy (such as wind power and biogas) to run our hydrocarbon plants;

●	The production of value-added feed and food products, including protein, bran, and vegetable oil, to help feed the world using sustainably grown corn to make our products;

●

Through our platform fermentation technology, we possess the ability to use carbohydrates from various types of feedstock (including starch, dextrose, sugar, molasses, agricultural residues, and wood), thereby allowing our technology to be used in various economic conditions and taking advantage of raw materials abundant in different parts of the world;

●

Through our platform alcohols-to-hydrocarbons technology, which converts fermentation alcohols into chemical products, we have developed the ability to produce renewable chemicals such as aroma chemicals, flavorings, para-xylene for use polyester textile fibers and polyethylene terephthalate plastic used in drinking bottles; renewable synthetic rubber; renewable propylene and hydrogen. We expect to license these technologies in the future; and

●	The opportunity to further optimize the performance of our biocatalyst to improve the economics associated with the production of our products.

Our Assets

Facilities

We operate two production facilities. First, we operate a demonstration plant in Silsbee, Texas that was developed and is operated in partnership with South Hampton Resources (the “South Hampton Facility”). The South Hampton Facility has a capacity of approximately 100,000 gallons per year of renewable hydrocarbon products, including renewable premium gasoline and renewable jet fuel, that is converted from our renewable isobutanol.

Second, we operate a wholly-owned, commercial-scale renewable isobutanol plant in Luverne, Minnesota (the “Luverne Facility”), which has a current capacity of approximately 1.5 million gallons per year of isobutanol. Using the proven technologies and experience gained at both the Luverne Facility and the South Hampton Facility, we intend to expand the Luverne Facility to produce substantially increased quantities of isobutanol and to add the production capacity to convert isobutanol into significant quantities of renewable premium gasoline and renewable jet fuel. We are planning to develop two production sites in addition to the Luverne Facility. Renewable fuel capacity under our initial planned expansions is expected to total 60-70 millions of gallons per year.

The Luverne Facility expansion is in development and we are evaluating additional production sites. There are many ethanol productions facilities that are available or we expect will become available in the near future. We plan to acquire a site either through outright acquisition, or with a joint venture or partnership. Depending on the facility and design of the ethanol plant that we expect to acquire, we would expect to retrofit or build side by side production.

On April 2, 2020, we announced the engagement of Citigroup Global Markets, Inc. to assist us in exploring, among other things, project funding needed for the Luverne Facility expansion, as well as for other production expansion projects, in order to meet the growing, contracted demand for our renewable fuels. Concurrent with this offering, Citigroup is seeking to identify project equity investors consistent with our strategy to use project financing to finance the construction of production facilities to produce our products.

Take-or-Pay Contracts

We have a growing portfolio of long-term, take-or-pay contracts for our products. As of the date of this prospectus, we have entered into the following contracts, among others:

●

Delta Air Lines. In December 2019, and as subsequently amended in April 2020, we entered into a long-term, take-or-pay purchase agreement with Delta Air Lines, Inc. (“Delta”) pursuant to which we agreed to sell and deliver 10 million gallons per year of renewable jet fuel to Delta, subject to certain conditions and exceptions, including Delta’s right to eliminate the take-or-pay requirements in certain circumstances. We expect to supply the renewable jet fuel to Delta upon completion of the proposed expansion of the Luverne Facility (the “Expanded Facility”), which we expect to occur by 2024.

●

Scandinavian Airlines System. In October 2019, we entered into a long-term, take-or-pay purchase agreement with Scandinavian Airlines System (“SAS”) pursuant to which we agreed to sell and deliver renewable jet fuel to SAS, subject to certain conditions and exceptions. We expect to supply the renewable jet fuel to SAS upon completion of the Expanded Facility, which we expect to occur by 2024.

●

Air Total. In August 2019, we entered into a take-or-pay purchase agreement with Air Total International, S.A. (“Air Total”) pursuant to which we agreed to supply renewable jet fuel to Air Total under a three-year offtake agreement. Air Total will initially purchase certain quantities of renewable jet fuel produced at the South Hampton Facility, and we expect to sell Air Total increasing amounts of renewable jet fuel upon the completion of two expansion projects to increase renewable jet fuel production capabilities at the Luverne Facility. We expect the expansion projects to be completed in 2023.

●

HCS Group GmbH. In February 2019, we entered into a take-or-pay purchase agreement with HCS Holding GmbH (“HCS”), pursuant to which we agreed to supply renewable premium gasoline to HCS under a 10-year offtake agreement. HCS will initially purchase certain quantities of renewable premium gasoline produced at the South Hampton Facility. We expect the expansion project to be completed in 2023. Assuming the expansion project is completed, and subject to the terms and conditions of the agreement, HCS would purchase a minimum of 2,000,000 gallons per year and a maximum of 4,000,000 gallons per year.

Technology Licensing Agreements

We have other contracts focused on licensing our technology:

●

Praj Industries. In April 2019, we entered into a binding, definitive Construction License Agreement with Praj Industries Ltd. (“Praj Industries”) to commercialize the production of renewable isobutanol using sugary-based feedstocks, such as juice, syrup and molasses made of sugarcane and sugar beets (the “Construction License Agreement”). Pursuant to the Construction License Agreement, Praj Industries will provide engineering procurement and construction services to certain third-party customers using a process design package that incorporates our proprietary isobutanol biocatalyst and is designed for use with sugary-based feedstocks (the “PDP”). The PDP is jointly owned by us and Praj. We have granted a license to Praj that would allow Praj to provide such services to certain third-party customers. In addition, we also signed a memorandum of understanding with Praj Industries to commercialize our renewable hydrocarbons products in India, including our renewable jet fuel and renewable isooctane, derived from our renewable isobutanol.

Intellectual Property

We have patents, trade secrets and know-how covering our technology, processes, catalysts, biocatalysts and plant operations:

●

We have 118 patents and patent applications directed to our technologies and specific methods and products that support our business in the renewable fuels and bio industrial chemicals markets. We continue to file new patent applications, for which terms extend up to 20 years from the filing date in the U.S. We have also been issued multiple patents in the U.S. and in foreign jurisdictions.

●	In addition to patents and patent applications, we have trade secrets that involve the biocatalyst, know-how and procedures to operate plants, and blockchain technology to track our products.
●

Pursuant to the terms of a Patent Cross-License Agreement (the “License Agreement”), dated August 15, 2015, with Butamax Advanced Biofuels LLC (“Butamax”), we have certain rights to approximately 250 patents and patent applications owned by Butamax relating to renewable isobutanol.

Our Business System and Sustainability

Our business system (from the raw materials to use of our advanced renewable fuels in all types of transportation) represents the entire circular economy in action. The graphic below is a summary representation of our business system at work in the Midwest region of the United States, and how each of the processes work together to produce advanced renewable fuels with a low-carbon footprint. We believe this system can work just as effectively in most other parts of the world.

In the above representation of our system, the most basic raw material for making our renewable fuel products is the carbon dioxide in the atmosphere (i.e. the GHG). Atmospheric carbon dioxide and water are captured by growing plants through photosynthesis (via sunlight) to produce carbohydrates. Carbohydrates sources already shown to work in our system include starch, dextrose, sucrose, molasses and from cellulosics such as wood waste, wood and agricultural residues such as straw. In our first plants, we plan on using sustainably grown field corn as the carbohydrate source. Kernels of corn are comprised of approximately 70% carbohydrate and 30% protein. The kernels are ground up, and then the protein is separated from the carbohydrates either before or after the fermentation process. The carbohydrates are used for fermentation producing isobutanol. The protein is a valuable component of animal feed product delivering nutrition to animals in meat and dairy production. The feed products are value added, having the starch removed. With the starch removed, cattle and other livestock emit less enteric emissions than if they ate whole corn, yet 100% of the nutritional value of corn is delivered to the food chain. In our process, approximately 10 pounds of protein rich feed product is produced for each gallon of renewable fuel produced.

Reducing the fossil carbon footprint of the energy sources in our business system is important to reducing the carbon footprint of our renewable fuel products. In September 2019, we secured 5 megawatts of wind power from our partnership with Juhl Clean Energy Assets, Inc. to replace the grid electricity needed at the Luverne Facility. We are also establishing a supply of RNG to operate our process boilers at the Luverne Facility. We have contracted with three dairies in the Midwest that are expected to produce about 350,000 MMBtus of RNG per year using anaerobic digestion. About half of the RNG production is expected to be used at our Luverne Facility and the remaining production is expected to be sold in the RNG markets, which are highly developed in places like California. An additional benefit of RNG production is that nitrogen, phosphorus and potassium nutrients are captured from the manure and can be used as field fertilizer. We believe that practices around the full accounting for both negative and positive externalities are evolving and will increasingly benefit us.

The impact of using renewable energy at our plants has potential to significantly reduce the carbon footprint associated with our products. When sustainable farming techniques used to grow our corn feedstocks (such as regenerative agriculture techniques) are accounted for, our renewable premium gasoline and renewable jet fuel products realize a GHG reduction of approximately 75% using EURED II calculation methods using the averages based upon the corn supplied to us (based upon the study by Sheehan, 2016). Furthermore, if we source feedstock from the farms that use conservation tillage such as strip tillage or drills, the corn GHG footprints are so low that we believe that we can run our total business system at a negative carbon footprint. We believe that we can achieve similar results by using waste wood, straw or municipal solid waste as feedstocks, depending upon the GHG footprint of the feedstock and the energy source used for production.

Our technology and business system embrace a new generation of systemic sustainability. We are focused on, and committed to, addressing the problem of supplying transportation fuels with a meaningful alternative that reduces GHGs and pollution, including the land utilization practices to generate our raw materials. We are working to establish accountability for the sustainability attributes of our entire business system, from the establishment of audited certification of our feedstocks (i.e. International Sustainability and Carbon Certification System and the Roundtable on Sustainable Biomaterials), to the development of distributed ledger technology in partnership with Blocksize Capital to enable the tracking of sustainability attributes proving assurance of sustainability to our customers.

Market Opportunities

Low-Carbon Footprint Renewable Fuels. Liquid transportation fuels are historically dominated by fossil, carbon-based raw materials. A barrel of oil is fractioned in the refining process into jet fuel, gasoline and diesel fuel. The amount of fossil-based fuels used worldwide for transportation totaled 965 billion gallons per year in 2017, according to the U.S. Energy Information Administration (the “EIA”), with U.S. demand of 229 billion gallons per year, not counting bunker fuel. The graphic below shows a breakdown of the products making up the liquid transportation fuel demand in 2017:

The size of the liquid transportation fuel markets is expected to remain steady through 2050 according to the EIA, even with the increased deployment of electric vehicles and hybrid vehicles. In addition, based on recent fundamental trends (including increasing petroleum demand, especially from emerging markets), regulatory initiatives worldwide and in the U.S. (such as California’s Low Carbon Fuel Standard) and the changing political discourse throughout the world with an increased focus on climate change, we believe there will be an increased need for economical, renewable and environmentally sensitive alternatives to existing liquid transportation fuels.

We believe that mandates for low-carbon fuels will continue to spread around the world as countries grapple with GHG reductions. We also believe that our renewable premium gasoline, jet fuel and diesel fuel products can rapidly gain market share as industry, political and regulatory trends accelerate over time. Our technology has the ability to be deployed globally. The rate of deployment will be driven by economics and financial returns on production facilities utilizing our technology.

Animal Feed and Proteins. A valuable byproduct of our fermentation process for the production of isobutanol is a nutritious protein stream that can be sold as animal feed. Our business model does not impose a ‘food versus fuel choice’; the carbohydrates we convert do not possess healthy nutritional content and cannot be utilized in the food chain in any meaningful or beneficial way.

Future Potential Products and Licensable Technologies

Para-Xylene for Polyester Materials. We have a technology to convert an intermediate from our hydrocarbon process into a key ingredient for polyester plastics and fiber. This key ingredient, para-xylene, enables 100% renewable polyester materials and has already been produced at demonstration plant scale, and proven to work. The market size for para-xylene is estimated to be about 50 million metric tons per year. Our technology is differentiated by how we make para-xylene in that it is made in simple steps without complicated side products. The potential market, ignoring price, would be on the order of 35 to 40 million metric tons per year. This technology would be an add on incremental expansion to a plant that makes jet fuel and isooctane, and therefore could be sized for specialty products, which could command a premium price.

Ethanol and/or isobutanol into diesel fuel. We possess the technology to convert ethanol into diesel and jet fuel. This technology has been demonstrated at lab scale. We see that this technology could be deployed after an isooctane plant is operational because there is a side stream that could be blended to into gasoline. This technology could work synergistically with renewable premium gasoline.

Alcohols into olefins. We have developed the technology to convert ethanol into propylene while generating hydrogen gas. The propylene is fully renewable and suitable for conversion into polypropylene into fibers and plastics. The hydrogen produced is suitable for fuel cell or other uses. We expect that we would license this technology in the future.

Alcohols to specialty chemicals. We have developed a catalytic technology to convert fermentation alcohols into specialty chemicals for fragrances, flavors and aromas.

Our Strategy

Our products address global needs for drop-in low-carbon, clean-burning, high-performance fuels. Our strategy is to exploit our patented technology, process know-how, proven operations, proven product performance, business systems and product offtake agreements to develop and install renewable fuel production capacity that provides project investors with attractive, risk-adjusted financial returns while also providing our company substantial streams of fee income around technology licensing, project construction management and operations and maintenance roles, as well as substantial residual project equity cash flow distributions. Our strategy minimizes the use of our capital in constructing projects.

Key elements of our strategy include:

●

Continue to enter into supply agreements for low-carbon hydrocarbon fuels made from alcohols like isobutanol with customers to support capacity growth using project financing or other less expensive and less dilutive forms of capital. We intend to continue to build on our existing customer contracts, such as our supply agreements with Delta, SAS, Air Total and HCS, by entering into additional binding off-take agreements that would economically support the expansion of the Luverne Facility to increase the production capability of isobutanol and its derivative hydrocarbon products. If we are able to obtain sufficient new supply agreements, we expect to be able to raise capital to fund such conversion of the Luverne Facility using project financing or other less expensive and less dilutive forms of capital as compared to corporate equity and warrant offerings that we are conducting herewith and have used in the past.

●

Upon receipt of project financing, we plan to expand the Luverne Facility to produce renewable premium gasoline and jet fuel. Upon, and subject to, securing adequate financing, we plan to expand the Luverne Facility to enable the production of isobutanol and its derivative products at levels sufficient to supply our initial larger scale off-take agreements.

●

Expand the global production capacity of renewable premium gasoline, jet fuel and diesel fuel, and intermediates for chemical and plastics production via licensing core and adjacent technologies around the world. We have proven that our isobutanol production process works in full-scale fermenter systems at the Luverne Facility, and we have also proven that our renewable isobutanol can be readily converted to hydrocarbon products at the Silsbee Facility. Our technology can be used to produce isobutanol from feedstocks other than corn, such as sugar, molasses, agricultural residues (e.g., straw, bagasse, stover), wood and wood residues and biogenic municipal solid waste. Feedstocks differ in their abundancy around the world. We intend to expand the global production of isobutanol and its derivative hydrocarbon products beyond the Luverne Facility through a low-cost, high-margin licensing model, in collaboration with partners such as Praj Industries, with whom we have previously announced a joint development agreement. We have several technologies that we expect to eventually license. We have already proven that fully renewable polyester can be produced using intermediates from our renewable premium gasoline production. We have developed a technology to convert ethanol to hydrogen and propylene. We have developed a technology to convert short chain fermentation alcohols into fine chemicals such as flavors and fragrances.

●

Grow our business to achieve economies of scale to reduce selling prices of renewable fuels. We believe that the long-term price of oil is relevant to the demand for our products, and the value in the market for reducing carbon should make our selling prices more attractive in the future. In addition, as we scale up our business and achieve economies of scale, we can drive down our selling price of our renewable fuels to make our products more economical and attractive to our customers. We believe we can drive economies of scale by securing additional offtake supply agreements, with continued expansion of our production facilities and/or licensing our technology to others. Already, the net selling price to the customer approaches parity with fossil-based fuels. We also believe that with additional plants using our technology and with contracts for products that we expect to establish, we should be able to achieve attractive reinvestment economics making further plant buildouts attractive to project investors.

●

Establish a business system that has potential to deliver “net zero” carbon emission fuel products. The concept of “net zero” carbon emissions is based on using sustainably produced, renewable resource-based raw materials as the product carbon source combined with reducing or eliminating fossil-based process energy inputs by using renewable electricity and RNG. The full life-cycle carbon footprint of our products, from generation of feedstocks to actual burning of the fuels, can be zero or even negative if regenerative or sustainable agricultural practices are used for the feedstock production. Our potential use of blockchain techniques could allow a complete and accurate accounting for positive and negative contributions to environmental metric which, in turn, would enable value transfers that incentivize systemic renewable and regenerative business practices across the value chain.

●

Undertake incremental process improvements to lower energy consumption at the Luverne Facility. By investing additional capital at the Luverne Facility, we believe that we can lower the carbon intensity (i.e. lower the carbon dioxide emissions from the Luverne Facility) for our isobutanol and its derivative hydrocarbon products. The infrastructure could also be used for low carbon ethanol markets if the economics were warranted.

Competitive Strengths

●

Platform technologies and products to address large markets. Because isobutanol can be readily converted into hydrocarbon products, including isooctane, isooctene, renewable jet fuel, lubricants, polyester, rubber, plastics, fibers and other polymers, we believe that the addressable markets are very large; potentially ultimately reaching 40% of the global petrochemicals markets depending on the price of oil and the market value of carbon footprint reduction.

●

Growing, take-or-pay contracted demand for our renewable products. We currently have take-or-pay contracts in place for a maximum of 17 million gallons per year of our renewable premium gasoline and jet fuel. We believe these take-or-pay contracts are suitable for sponsoring debt and equity project financing for expansion of our production capabilities.

●

Proven commercial production processes. Our renewable isobutanol production technology has been proven to work at a commercial scale in a 1 million liter fermenter at our Luverne Facility. Additional trains of proven fermentation equipment and systems will be needed to increase capacity at the site. Our technology to convert renewable isobutanol into renewable jet fuel, isooctane, isooctene and para-xylene (building block for polyester) has been proven at our Silsbee Facility.

●	Proven commercial products, renewable premium gasoline and jet fuel.

o

Renewable premium gasoline. We produce a product called isooctane that we refer to as renewable premium gasoline.  We have demonstrated that isooctane makes up 50% to 60% of fossil-based gasoline, and we believe isooctane is a direct substitute for alkylate and reformate.  Given that our isooctane is renewable, we have the ability to produce a renewable premium gasoline.  We believe that our renewable premium gasoline is substantially similar to fossil-based premium gasoline.  Subject to receipt of certain regulatory approvals, our renewable premium gasoline could be a direct substitute for fossil-based premium gasoline for use in commerce in the U.S.  Additionally, our renewable isooctane, like alkylate or reformate, when added to lower-octane fossil-based gasoline, produces a higher octane premium gasoline simultaneously lowering the GHG footprint and other pollution emissions.  Because of the high octane of our isooctane product, our customer HCS has been supplying the F1 Racing Circuit in the E.U. In the U.S., the combination of “drop-in” to existing fleets and infrastructure while lowering the GHG footprint and pollution was a major driver for the City of Seattle to begin adoption of our renewable fuels in their fuel supply. We believe other municipal fleets looking to lower their carbon footprint are likely to follow because of the very low switching cost compared to alternatives such as electric vehicles, compressed natural gas vehicles or other clean technologies, which would require new fleets of vehicles and supporting infrastructure. In the consumer gasoline markets, we expect that the demand will grow for premium gasoline with high octane ratings as more cars come onto the road with engines designed for high miles per gallon.

o

Renewable Jet Fuel. In 2016, ASTM International included our renewable jet fuel in ASTM D7566 (Standard Specification for Aviation Turbine Fuel Containing Synthesized Hydrocarbons), which means that our renewable jet fuel can be used in commercial aviation on a blended basis up to 50% with petroleum-based jet fuel. In fact, our renewable jet fuel has been used to fuel commercial flights in the U.S. by Alaska Airlines, Lufthansa, United Airlines, Etihad, Cathay Pacific Airways, Emirates, Japan Airlines, Korean Air and Atlas Air. In addition, our renewable isobutanol has been sold commercially in the Houston market as a fuel blendstock.

●

Existing commercial-scale production facility. Our Luverne Facility is located in the middle of the U.S. with access to attractively priced renewable wind power electricity (for our electricity demand), renewable natural gas (for thermal energy), certified sustainable corn as a feedstock, rail services, and a trained production leadership team who knows how to produce Gevo products and train employees.

●

Retrofit and side-by-side ethanol and isobutanol production. We have demonstrated that we can retrofit an existing ethanol plant for isobutanol production and manage both ethanol and isobutanol production using different yeasts without causing cross contamination, while still operating an integrated and efficient plant. This means that as Gevo production technologies expand, greenfield production sites are not required and existing low-cost ethanol infrastructure that is underutilized in today’s ethanol markets can be converted to produce isobutanol, which can be further converted to renewable fuels such as renewable premium gasoline and renewable jet fuel. We believe the current ethanol market presents significant acquisition opportunities for Gevo suitable for retrofit at attractive prices.

●

Abundant, readily sourced feedstocks available globally. Through our platform fermentation technology, we have the ability to use carbohydrates from various types of feedstock (including starch, dextrose, sugar, molasses, agricultural residues and wood), allowing our technology to be used in various economic conditions. The feedstocks are abundantly available across the globe, typically at reasonable prices and easily aggregated.

●	Experienced management team. Our management team brings over 100 years of combined experienced in the development and commercialization of low-carbon products, projects and businesses.

Recent Developments

COVID-19

On March 31, 2020, we announced that, due to the impact the COVID-19 pandemic has had on the economy and our industry, we suspended production operations at the Luverne Facility for the foreseeable future. In connection with the suspension of operations and the overall economic disruption caused by the COVID-19 pandemic, we also terminated 30 employees who worked at both the Luverne Facility and at our corporate headquarters in Colorado.

In response to the impact of the COVID-19 pandemic, each of Patrick R. Gruber, our Chief Executive Officer, Christopher M. Ryan, our President, Chief Operating Officer and Chief Technology Officer, L. Lynn Smull, our Chief Financial Officer, Timothy J. Cesarek, our Chief Commercial Officer, Geoffrey T. Williams, Jr., our General Counsel and Secretary, and Carolyn M. Romero, our Vice President—Controller and Principal Accounting Officer (collectively, the “Officers”) accepted 20% reductions to their base salaries. These reductions became effective as of April 1, 2020 for a period of 90 days thereafter. In connection with the 20% salary reduction, the Officers were granted Company stock in the form of restricted stock awards in an amount equal to the 20% reduction. Certain remaining employees that earn above a certain dollar threshold also agreed to take a 20% salary reduction over the next three months, with the 20% portion to be paid in the form of restricted stock awards. With these steps, we expect to save several million dollars of cash burn during 2020.

Corporate Information

We were incorporated in Delaware in June 2005 under the name Methanotech, Inc. and filed an amendment to our certificate of incorporation changing our name to Gevo, Inc. on March 29, 2006. Our principal executive offices are located at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, and our telephone number is (303) 858-8358. We maintain an internet website at www.gevo.com. Information contained in or accessible through our website does not constitute part of this prospectus.

The Offering

Series 1 units offered by us in this offering	Up to Series 1 units.

Series 2 units offered by us in this offering

Up to           Series 2 units. We are offering to those purchasers whose purchase of Series 1 units in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% or 9.99%, at the election of the purchaser, of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, Series 2 units, in lieu of Series 1 units that would otherwise result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. For each Series 2 unit we sell, the number of Series 1 units we are offering will be decreased on a one-for-one basis. Because we will issue a Series 2020-A warrant as part of each Series 1 unit and Series 2 unit, the number of Series 2020-A warrants sold in this offering will not change as a result of a change in the mix of the Series 2 units and Series 1 units sold.

Common stock offered by us in this offering	shares of common stock.

Series 2020-A warrants offered by us in the offering

Series 2020-A warrants to purchase up to                shares of common stock. Each full Series 2020-A warrant will entitle the holder to purchase one share of common stock. The Series 2020-A warrants will be exercisable on the date of issuance and will expire on the                      anniversary of the date of issuance at an exercise price of $               per share of common stock

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series 2020-A warrants. The exercise price of the Series 2020-A warrants and the number of shares into which the Series 2020-A warrants may be exercised are subject to adjustment in certain circumstances.

Pre-funded Series 2020-B warrants offered by us in the offering

Pre-funded Series 2020-B warrants to purchase up to shares of common stock. Each full pre-funded Series 2020-B warrant will entitle the holder to purchase one share of common stock. The pre-funded Series 2020-B warrants will be exercisable on the date of issuance and will expire when exercised in full, at an exercise price of $0.01 per share of common stock. The purchase price of $            per share will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series 2020-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise.

This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded Series 2020-B warrants. The exercise price of the pre-funded Series 2020-B warrants and the number of shares into which the pre-funded Series 2020-B warrants may be exercised are subject to adjustment in certain circumstances.

Beneficial Ownership Limitation in Series 2020-A warrants and the pre-funded Series 2020‑B warrants

A holder (together with its affiliates) may not exercise any portion of the Series 2020-A warrants and/or pre-funded Series 2020-B warrants to the extent that the holder, together with its affiliates and certain related parties, would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99% upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Shares of common stock outstanding after this offering (assuming the exercise of all of the pre-funded Series 2020-B warrants offered hereby)	shares of common stock.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $              million, based on an assumed public offering price of $            per Series 1 unit and assuming the sale of Series 1 units and no sale of any Series 2 units in this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering to fund working capital and for other general corporate purposes. See “Use of Proceeds.”

Because this is a best efforts offering with no minimum amount of securities or offering proceeds as a condition to closing, we may not sell all or any of the securities offered hereby. As a result, we may receive significantly less in net proceeds than we currently estimate.

Risk factors

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market symbol

“GEVO.” The Series 2020-A warrants and the pre-funded Series 2020-B warrants are not, and will not be, listed for trading on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market.

Unless otherwise noted, the number of shares of common stock to be outstanding immediately after this offering as set forth above is based on 14,614,890 shares outstanding as of March 31, 2020, and excludes:

●	1,561 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $928.79 per share;

●	1,393,081 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock awards at a weighted-average grant date fair value of $1.83 per share;

●	54,669 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $155.09 per share;

●	1,679,947 shares of common stock available for future grant under our Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”);

●	190 shares of common stock available for issuance pursuant to our Employee Stock Purchase Plan (the “ESPP”); and

●	shares of common stock issuable upon the exercise of the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the Series 2020-A warrants offered hereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in the documents incorporated by reference herein. If any of the risks described in this prospectus or the documents incorporated by reference herein, actually occur, our business, prospects, financial condition or operating results could be harmed. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations and our liquidity. You should also refer to the other information contained in this prospectus, or incorporated by reference herein, including our financial statements and the related notes thereto and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Legal and Regulatory

We may face substantial delays in obtaining regulatory approvals for use of our renewable premium gasoline product, which could substantially hinder our ability to commercialize our renewable premium gasoline product in the U.S.

Commercialization of our renewable premium gasoline product in the U.S. requires approvals from state and/or federal agencies. Before we can sell our renewable premium gasoline product as a fuel or as a gasoline blendstock, we must obtain certain approvals or certifications from the U.S. Environmental Protection Agency (“EPA”). There can be no assurances that the EPA will grant such approvals or certifications. Any delay or failure in receiving approval will slow or prevent the commercialization of our renewable premium gasoline product, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, California requires that fuels meet both its fuel certification requirements and a separate state low-carbon fuel standard. Any delay or failure in receiving approval for our renewable premium gasoline product will slow or prevent the commercialization of our renewable premium gasoline product, which could have a material adverse effect on our business, financial condition and results of operations.

There are also various third-party certification organizations, such as ASTM International and Underwriters’ Laboratories, Inc., involved in standard-setting regarding the transportation, dispensing and use of liquid fuel in the U.S. and abroad. These organizations may change the current standards and additional requirements may be enacted that could prevent or delay approval of our renewable premium gasoline product. The process of seeking required approvals and the continuing need for compliance with applicable standards may require the expenditure of substantial resources, and there is no guarantee that we will satisfy these standards in a timely manner, if ever.

Risks Related to this Offering and Owning Our Securities

Management will have broad discretion as to the use of the net proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. For example, management could invest the proceeds in assets that do not produce attractive returns or to make acquisitions of properties or businesses that do not prove to be attractive or otherwise are unsuccessful. Conversely, management may not be able to identify and complete investments or acquisitions. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operations and cause the price of our common stock to decline.

This is a best efforts offering, no minimum number of securities or amount of proceeds is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund our business plans. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

As of March 31, 2020, there were 14,614,890 shares of our common stock outstanding. All of our issued and outstanding shares, including the shares issued in this offering and issuable upon exercise of the Series 2020-A warrants and the pre-funded Series 2020-B warrants may be sold in the market following this offering, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and will be freely tradeable.

Each of our directors and executive officers will enter into a lock-up agreement in connection with this offering, which will restrict their sales of our common stock for a period of          days after the closing date of this offering, subject to certain exceptions. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the period, release all or any portion of the securities subject to lock-up agreements. These lock-up agreements affect approximately 1,616,425 shares of our common stock currently outstanding. Sales of stock by any of our executive officers or directors could have a material adverse effect on the trading price of our common stock.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

The Series 2020-A warrants and the pre-funded Series 2020-B warrants issued in this offering may not have any value.

The Series 2020-A warrants will be exercisable on the date of issuance and will expire on the                     anniversary of the date of issuance at an exercise price of $             per share of common stock. The pre-funded Series 2020-B warrants will be exercisable on the date of issuance and will expire when exercised in full, at an exercise price of $               per share of common stock. The purchase price of $               per share of the pre-funded Series 2020-B warrants will be pre-paid, except for a nominal exercise price of $0.01 per share, upon issuance of the pre-funded Series 2020-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. In the event our common stock price does not exceed the exercise price of the Series 2020-A warrants and/or the pre-funded Series 2020-B warrants issued in this offering during the period when such warrants are exercisable, such warrants may not have any value.

Holders of our common stock may not be permitted to exercise warrants that they hold on account of a beneficial ownership limitation.

The Series 2020-A warrants and the pre-funded Series 2020-B warrants being offered hereby will prohibit a holder from exercising its warrants if doing so would result in such holder beneficially owning more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%), of our common stock. Any holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99% upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us. As a result, you may not be able to exercise your warrants for shares of our common stock at a time when it would be financially beneficial for you to do so.

There is no public market for the Series 2020-A warrants to purchase shares of our common stock or the pre-funded Series 2020-B warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the Series 2020-A warrants to purchase shares of our common stock or the pre-funded Series 2020-B warrants to purchase shares of our common stock being offered by us in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series 2020-A warrants or the pre-funded Series 2020-B warrants on any national securities exchange or other trading system. Without an established market, the liquidity of the Series 2020-A warrants and the pre-funded Series 2020-B warrants may be extremely limited or non-existent.

Except as set forth in the applicable Series 2020-A warrant or pre-funded Series 2020-B warrant, holders of our warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Series 2020-A warrant or pre-funded Series 2020-B warrants, you will have no rights with respect to the shares of our common stock underlying such warrants, except for those rights set forth in the Series 2020-A warrants or pre-funded Series 2020-B warrants. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We may not be permitted by the agreements governing our indebtedness, including our secured indebtedness with affiliates of Whitebox Advisors LLC (collectively, “Whitebox”), to repurchase our warrants, including the Series 2020-A warrants offered hereby, and we may not have the ability to do so.

Under certain circumstances, if a “fundamental transaction” or “extraordinary transaction” (as such terms are defined in our various warrants) occurs, holders of our warrants, including the Series 2020-A warrants offered hereby, may require us to repurchase, for cash, the remaining unexercised portion of such warrants for an amount of cash equal to the value of the warrant as determined in accordance with the Black-Scholes option pricing model and the terms of our warrants. Our ability to repurchase our warrants, including the Series 2020-A warrants offered hereby, depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to repurchase our warrants, including the Series 2020-A warrants offered hereby. In addition, any such repurchase of our warrants, including the Series 2020-A warrants offered hereby, may result in a default under the agreements governing our indebtedness, including our secured indebtedness with Whitebox, unless we are able to obtain such lender’s consent prior to the taking of such action. If we were unable to obtain such consent, compliance with the terms of our warrants, including the Series 2020-A warrants offered hereby, would trigger an event of default under such agreements governing our indebtedness.

Future issuances of our common stock or instruments convertible or exercisable into our common stock, including in connection with conversions of our 2020/21 Notes or exercises of warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, may materially and adversely affect the price of our common stock and cause dilution to our existing stockholders.

Historically, we have raised capital by issuing common stock and warrants in underwritten public offerings because no other reasonable sources of capital were available. These underwritten public offerings of common stock and warrants have materially and adversely affected the prevailing market prices of our common stock and caused significant dilution to our stockholders. We have also historically raised capital or refinanced outstanding debt through the issuance of convertible notes.

We may need to raise capital through these public offerings of common stock, warrants and convertible debt in the future.

We may obtain additional funds through public or private debt or equity financings, subject to certain limitations in the agreements governing our indebtedness, including the 2020/21 Notes. If we issue additional shares of common stock or instruments convertible into common stock, it may materially and adversely affect the price of our common stock. In addition, the conversion of some or all of the 2020/21 Notes and/or the exercise of some or all of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, may dilute the ownership interests of our stockholders, and any sales in the public market of any of our common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of our common stock. Additionally, under the terms of certain of our outstanding warrants, including the Series 2020-A warrants offered hereby, in the event that a warrant is exercised at a time when we do not have an effective registration statement covering the underlying shares of common stock on file with the SEC, such warrant may be “net” or “cashless” exercised, which will dilute the ownership interests of existing stockholders without any corresponding benefit to the Company of a cash payment for the exercise price of such warrant.

As of March 31, 2020, we had approximately $14.4 million in outstanding 2020/21 Notes. Any conversion of the outstanding 2020/21 Notes (including any interest that is paid in kind) into shares of our common stock could depress the trading price of our common stock. In addition, under the terms of the 2020/21 Notes, subject to certain restrictions, we have the option to issue common stock to any converting holder in lieu of making any required make-whole payment in cash. If we elect to issue our common stock for such payment, it will be at the same conversion rate that is applicable to conversions of the principal amount of the 2020/21 Notes. If we elect to issue additional shares of our common stock for such payments, this may cause significant additional dilution to our existing stockholders.

Our stock price may be volatile, and your investment in our securities could suffer a decline in value.

The market price of shares of our common stock has experienced significant price and volume fluctuations. We cannot predict whether the price of our common stock will rise or fall. A variety of factors may have a significant effect on our stock price, including:

●	actual or anticipated fluctuations in our liquidity, financial condition and operating results;

●	the position of our cash and cash equivalents;

●	actual or anticipated changes in our growth rate relative to our competitors;

●	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rate;

●	announcements of technological innovations by us, our partners or our competitors;

●	announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	the entry into, modification or termination of licensing arrangements, marketing arrangements, and/or research, development, commercialization, supply, off-take or distribution arrangements;

●

our ability to consistently produce commercial quantities of isobutanol, renewable hydrocarbon products and ethanol at the Luverne Facility, the planned Expanded Facility and the ramp up production to nameplate capacity;

●	our ability to repay our indebtedness when it becomes due;

●	our ability to refinance, restructure or convert our current and future indebtedness;

●	additions or losses of customers or partners;

●	our ability to obtain certain regulatory approvals for the use of our isobutanol and ethanol in various fuels and chemicals markets;

●	commodity prices, including oil, ethanol and corn prices;

●	additions or departures of key management or scientific personnel;

●	competition from existing products or new products that may emerge;

●	issuance of new or updated research reports by securities or industry analysts;

●	fluctuations in the valuation of companies perceived by investors to be comparable to us;

●	litigation involving us, our general industry or both;

●	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	announcements or expectations of additional financing efforts or the pursuit of strategic alternatives;

●	changes in existing laws, regulations and policies applicable to our business and products, and the adoption of or failure to adopt carbon emissions regulation;

●	sales of our common stock or equity-linked securities, such as warrants, by us or our stockholders;

●	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

●	general market conditions in our industry; and

●	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of shares of our common stock, regardless of our operating performance, and cause the value of your investment to decline. Holders who receive common stock upon exercise of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, will be subject to the risk of volatility and a reduction in the market price of our common stock. In addition, the existence of our 2020/21 Notes and our outstanding warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, may encourage significant amounts of short selling in our common stock by market participants, or the perception that a significant amount of short sales could occur, because the conversion of the 2020/21 Notes or exercise of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, could depress the price of our common stock and could cause material changes to the volume of our common stock traded on the Nasdaq Capital Market. “Short selling” is the sale of a security that the seller does not own, including a sale that is completed by the seller's delivery of a “borrowed” security (i.e. the short seller’s promise to deliver the security).

Additionally, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation or other derivative shareholder lawsuits. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business regardless of the outcome.

The price of our common stock could also be affected by possible sales of common stock by investors who view our 2020/21 Notes or warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, as a more attractive means of equity participation in us and by hedging or engaging in arbitrage activity involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, if any trading market becomes established, or any common stock that holders receive upon exercise of such warrants.

Sales of a substantial number of shares of our common stock or securities linked to our common stock, such as our 2020/21 Notes and warrants (should an established market for such securities then exist), including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, in the public market could occur at any time. These sales, or the perception in the market that such sales may occur, could reduce the market price of our common stock.

In addition, certain holders of our outstanding common stock (including shares of our common stock issuable upon the conversion of certain 2020/21 Notes or upon exercise of certain outstanding warrants) have rights, subject to certain conditions, to require us to file registration statements covering their shares and to include their shares in registration statements that we may file for ourselves or other stockholders, though such registration rights do not apply to this offering.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of investment research analysts or investors, which could cause our stock price to decline.

Our financial condition and operating results have varied significantly in the past and may continue to fluctuate from quarter to quarter and year to year in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations are described in 2019 Annual Report, and 2020 Q1 Quarterly Report, each of which is incorporated by reference herein, and other reports that we have filed with the SEC. Accordingly, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

The indebtedness under our 2020/21 Notes is secured by substantially all of our assets. As a result of these security interests, such assets would only be available to satisfy claims of our unsecured creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations.

Indebtedness under our 2020/21 Notes is secured by a first lien on substantially all of our assets. Accordingly, if an event of default were to occur, holders of our 2020/21 Notes would have a priority right to our assets, to the exclusion of our general creditors, in the event of our bankruptcy, insolvency, liquidation, or reorganization. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by our assets, resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness. Only after satisfying the claims of our unsecured creditors and our subsidiaries’ unsecured creditors would any amount be available for distribution to holders of our equity securities.

The terms of the agreements governing our indebtedness, including the indenture governing our 2020/21 Notes, may restrict our ability to engage in certain transactions.

The terms of the agreements governing our indebtedness, including the indenture governing the 2020/21 Notes, may prohibit us from engaging in certain actions, including disposing of certain assets, granting or otherwise allowing the imposition of a lien against certain assets, incurring certain kinds of additional indebtedness, acquiring or merging with other entities, or making dividends and other restricted payments unless we receive the prior approval of the requisite holders of the 2020/21 Notes. If we are unable to obtain such approval, we could be prohibited from engaging in transactions which could be beneficial to our business and our stockholders or could be forced to repay such indebtedness in full.

The indenture governing the 2020/21 Notes may prohibit us from engaging in certain mergers or acquisitions and if a fundamental change occurs prior to the maturity date of the 2020/21 Notes, holders of the 2020/21 Notes will have the right, at their option, to require us to repurchase all or a portion of their 2020/21 Notes and to pay the holders of the 2020/21 Notes a make-whole payment equal to 14% of the aggregate amount being purchased. In addition, if a fundamental transaction occurs, holders of some of our warrants, including the Series 2020-A warrants offered hereby, will have the right, at their option, to require us to repurchase the unexercised portion of such warrants for an amount in cash equal to the value of such warrants, as determined in accordance with the Black-Scholes option pricing model and the terms of such warrants. These and other provisions could prevent or deter a third party from acquiring us, even where the acquisition could be beneficial to you.

The conversion or exercise prices, as applicable, of the 2020/21 Notes and warrants, including the Series 2020-A warrants offered hereby, can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.

The conversion price of the 2020/21 Notes can fluctuate in certain circumstances, including in the event that there is a dividend or distribution paid on shares of our common stock, in the event of a contractual conversion under certain circumstances or a conversion following a notice of redemption or a subdivision, combination or reclassification of our common stock. In such instances, the conversion price of the 2020/21 Notes can fluctuate materially lower than the current conversion price of $2.442 per share or 0.4095 shares per $1.00 of principal.

The number of shares of common stock for which certain of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, are exercisable may be adjusted in the event that we undertake certain stock dividends, splits, combinations, or distributions.

The interest rate of the 2020/21 Notes can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.

The interest rate of the 2020/21 Notes can fluctuate in certain circumstances, including in the event of a default of our obligations under the indenture governing the 2020/21 Notes or the registration rights agreements, if any, entered into in connection with the 2020/21 Notes. In addition, the interest on the 2020/21 Notes may be payable in-kind. As we may pay a portion of the interest on the 2020/21 Notes in kind, by either increasing the principal amount of the outstanding 2020/21 Notes or issuing additional 2020/21 Notes, any increase to the interest rate applicable to the 2020/21 Notes could result in additional dilution to investors in our common stock.

We may not have the ability to pay interest on the 2020/21 Notes, repurchase or redeem the 2020/21 Notes, if applicable, or repay the 2020/21 Notes at maturity.

If we elect to redeem the 2020/21 Notes prior to their maturity on December 31, 2020, or April 21, 2021 if the maturity date is automatically extended under certain circumstances, the redemption price of any 2020/21 Notes redeemed by us will be paid for in cash. Our ability to pay the interest on the 2020/21 Notes, to repurchase or redeem the 2020/21 Notes, to refinance our indebtedness and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay the interest on the 2020/21 Notes, to repurchase or redeem the 2020/21 Notes, to pay any cash amounts that may become due upon conversion of the 2020/21 Notes or repay the 2020/21 Notes at maturity, or that our cash needs will not increase. In addition, any such repurchase or redemption of the 2020/21 Notes, even if such action would be in our best interests, may result in a default under the agreements governing our indebtedness unless we are able to obtain the applicable lender’s consent prior to the taking of such action.

Our failure to repurchase tendered 2020/21 Notes at a time when the repurchase is required by the indenture governing the 2020/21 Notes would constitute a default under such 2020/21 Notes and would permit holders of such notes to accelerate our obligations under the 2020/21 Notes. Such default may also lead to a default under the agreements governing any of our current and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and repurchase the 2020/21 Notes or make cash payments upon conversions thereof.

If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of our indebtedness, obtain additional funds through public or private debt or equity financings, reduce expenditures or sell assets that we deem necessary to our business. Our ability to take some or all of these actions will be subject to certain limitations in the agreements governing our indebtedness, including the 2020/21 Notes, and we cannot assure you that any of these measures would be possible or that any additional financing could be obtained on favorable terms, or at all. The inability to obtain additional financing on commercially reasonable terms could have a material adverse effect on our financial condition, which could cause the value of your investment to decline. Additionally, if we were to conduct a public or private offering of securities, any new offering would be likely to dilute our stockholders’ equity ownership.

If a fundamental change (as defined in the indenture governing the 2020/21 Notes) occurs, holders of the 2020/21 Notes may require us to repurchase, for cash, all or a portion of their 2020/21 Notes. In such circumstance we would be required to offer to repurchase the 2020/21 Notes at 100% of principal plus accrued and unpaid interest to, but not including, the repurchase date. We would also be required to pay the holders of the 2020/21 Notes a fundamental change make-whole payment equal to the aggregate amount of interest that would have otherwise been payable on such notes to, but not including, the maturity date of such 2020/21 Notes.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

We may, subject to certain limitations in the agreements governing our indebtedness, including our secured indebtedness under the 2020/21 Notes, seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships and licensing arrangements. To the extent that we raise additional capital through the sale or issuance of equity, warrants or convertible debt securities, the ownership interest of our existing shareholders will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. If we raise capital through debt financing, it may involve agreements that include covenants further limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships or licensing agreements with third parties, we may have to relinquish valuable rights to our technologies or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our development and commercialization efforts.

Our ability to raise capital is limited by the Securities Act and SEC rules and regulations.

Under current SEC rules and regulations, because the aggregate market value of our common stock held by non-affiliates, or public float, was less than $75 million (calculated as set forth in Form S-3 and SEC rules and regulations) at the time of filing of our 2019 Annual Report, which is incorporated by reference herein, the amount we can raise through primary public offerings of our securities in any twelve-month period using a registration statement on Form S-3 will be limited to one-third of our public float until such time that our public float equals or exceeds $75 million. Alternative means of raising capital through sales of our securities, including through the use of a registration statement on Form S-1 or in private placements of equity or debt securities, may be more costly and time-consuming and more difficult to market to potential investors, which may have a material adverse effect on our ability to raise capital, our liquidity position and strategy.

The issuance of share-based payment awards under our stock incentive plan may cause dilution to our existing stockholders and may affect the market price of our common stock.

We have used, and in the future we may continue to use, stock options, stock grants and other equity-based incentives, either pursuant to the 2010 Plan, or outside of the 2010 Plan, to provide motivation and compensation to our directors, officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing shareholders and could result in a decline in the value of our stock price.

As of March 31, 2020, there were 1,561 shares subject to outstanding options that are or will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rules 144 and 701 under the Securities Act. The exercise of these options and the sale of the underlying shares of common stock and the sale of stock issued pursuant to stock grants may have an adverse effect upon the price of our common stock, which in turn may have an adverse effect upon the trading price of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby.

As of March 31, 2020, there were 1,679,947 shares of common stock available for future grant under our 2010 Plan and 190 shares of common stock reserved for issuance under our ESPP. These shares can be freely sold in the public market upon issuance and once vested.

Furthermore, on March 31, 2020, we announced that, in response to the impact of the global COVID-19 pandemic, each of Patrick R. Gruber, our Chief Executive Officer, Christopher M. Ryan, our President, Chief Operating Officer and Chief Technology Officer, L. Lynn Smull, our Chief Financial Officer, Timothy J. Cesarek, our Chief Commercial Officer, Geoffrey T. Williams, Jr., our General Counsel and Secretary, and Carolyn M. Romero, our Vice President—Controller and Principal Accounting Officer (collectively, the “Officers”) accepted 20% reductions to their base salaries. These reductions became effective as of April 1, 2020 for a period of 90 days thereafter. In connection with the 20% salary reduction, the Officers were granted Company stock in the form of restricted stock awards in an amount equal to the 20% reduction. Certain remaining employees that earn above a certain dollar threshold also agreed to take a 20% salary reduction over the next three months, with the 20% portion to be paid in the form of restricted stock awards. With these steps, we expect to save several million dollars of cash burn during 2020. However, the issuance of the 239,155 shares of restricted stock in connection with the foregoing may cause dilution to our existing stockholders and may affect the market price of our common stock.

We may pay vendors in stock as consideration for their services, which may result in additional costs and may cause dilution to our existing stockholders.

In order for us to preserve our cash resources, we may in the future pay vendors, including technology partners, in shares, warrants or options to purchase shares of our common stock rather than cash. Payments for services in stock may materially and adversely affect our stockholders by diluting the value of outstanding shares of our common stock. In addition, in situations where we agree to register the shares issued to a vendor, this will generally cause us to incur additional expenses associated with such registration.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. As a result, only appreciation of the price of our common stock, which may never occur, will provide a return to stockholders. Investors seeking cash dividends should not invest in our common stock.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our stock price and trading volume could decline. The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us or our business.

We do not have any control over securities or industry analysts. If one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our common stock price would likely decline which in turn would likely cause a decline in the value of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, and 2020/21 Notes. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our common stock price and the price of our warrants, including the Series 2020-A warrants and the pre-funded Series 2020-B warrants offered hereby, and 2020/21 Notes to decline or the trading volume of our common stock to decline.

We are subject to anti-takeover provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and under Delaware law that could delay or prevent an acquisition of the Company, even if the acquisition would be beneficial to our stockholders.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent an acquisition of the Company. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws provide for a board of directors that is divided into three classes with staggered three-year terms, provide that all stockholder action must be effected at a duly called meeting of the stockholders and not by a consent in writing, and further provide that only our board of directors may call a special meeting of the stockholders. These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. Furthermore, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Finally, our charter documents establish advance notice requirements for nominations for election to our board of directors and for proposing matters that can be acted upon at stockholder meetings. Although we believe these provisions together provide an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if an offer to acquire the Company may be considered beneficial by some stockholders.

Our Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware shall, unless we consent in writing to the selection of an alternative forum, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, the exclusive forum provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act, or the respective rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

If a court were to find the exclusive forum provision contained in our Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management and other employees.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein each contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus and the documents incorporated by reference herein, the words “expect,” “believe,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These forward-looking statements include, among other things, statements about: risks and uncertainties related to our ability to sell our products, our ability to expand or continue production of isobutanol, renewable hydrocarbon products and ethanol at our Luverne Facility, our ability to meet our production, financial and operational guidance, our strategy to pursue low-carbon renewable fuels for sale into California and elsewhere, our ability to replace our fossil-based energy sources with renewable energy sources at the Luverne Facility and elsewhere, our ability and plans to construct a commercial hydrocarbon facility to produce renewable premium gasoline and renewable jet fuel, our ability to raise additional funds to continue operations and/or expand the Luverne Facility, our ability to perform under our existing renewable hydrocarbon offtake agreements and other supply agreements we may enter into in the future, our ability to obtain project finance debt and third-party equity for our RNG project, our ability to produce isobutanol, renewable hydrocarbon products and ethanol on a commercial level and at a profit, achievement of advances in our technology platform, the success of our upgraded production facility, the availability of suitable and cost-competitive feedstocks, our ability to gain market acceptance for our products, the expected cost-competitiveness and relative performance attributes of our isobutanol, renewable hydrocarbon products and ethanol, additional competition and changes in economic conditions, the future price and volatility of petroleum and products derived from petroleum, the impact of COVID-19 on our business, financial condition and results of operations and our ability to effectively use the net proceeds from this offering. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC, including, but not limited to, those in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference herein, and the section entitled “Risk Factors” of this prospectus. All forward-looking statements in this prospectus and the documents incorporated by reference herein are qualified entirely by the cautionary statements included in this prospectus and the documents incorporated by reference herein. These risks and uncertainties or other important factors could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this prospectus and the documents incorporated by reference herein. These forward-looking statements speak only as of the date made. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you should not rely on the forward-looking statements as representing our views as of any date subsequent to the date such statement is made.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $          million, based on an assumed public offering price of $               per Series 1 unit and assuming the sale of               Series 1 units and no sale of any Series 2 units in this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us. This amount excludes the proceeds, if any, from the exercise of the Series 2020-A warrants issued in this offering. If all of the Series 2020-A warrants sold in this offering were to be exercised in cash at an assumed exercise price of $              per share, we would receive additional net proceeds of approximately $               million. We cannot predict when or if these Series 2020-A warrants will be exercised. It is possible that the Series 2020-A warrants may expire and may never be exercised. This is a best efforts offering with no minimum number of securities or amount of proceeds as a condition of closing and we may not sell all or any of these Series 1 units or Series 2 units offered pursuant to this prospectus. As a result, we may receive significantly less in net proceeds.

A $1.00 increase or decrease in the assumed public offering price of $             per Series 1 unit, based on the last reported sale price for our common stock as reported on the Nasdaq Capital Market on                , 2020, would increase or decrease the net proceeds to us by approximately $                  million, after deducting the placement agent’s fees and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Series 2020-A warrants issued in this offering, and assuming the sale of                 Series 1 units and no sale of any Series 2 units in this offering.

We intend to use the net proceeds received from this offering to fund working capital and for other general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2020 on:

●	an actual basis;

●	an as adjusted basis to give effect to the receipt of estimated net proceeds of $ million from this offering, after deducting the placement agent’s fees and estimated offering expenses payable by us.

You should read this information in conjunction with the information contained elsewhere in this prospectus, including “Use of Proceeds,” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and the related notes thereto, each included in our 2020 Q1 Quarterly Report, which is incorporated by reference herein, and the other financial information contained, or incorporated by reference, in this prospectus.

	As of March 31, 2020
(in thousands of dollars, except share and per share information)	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents	$9,289	$
Debt:
2020/21 Notes, net	$14,050	$
Notes payable - other	607
Other long-term liabilities	435
Stockholders’ equity:
Common stock, $0.01 par value per share; 250,000,000 shares authorized; 14,614,890 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	145
Additional paid-in capital	531,587
Accumulated deficit	(467,239)
Total stockholders’ equity	64,493
Total capitalization	$79,585	$

The number of shares of our common stock outstanding shown in the foregoing table and calculations excludes:

●	1,561 shares of our common stock issuable upon exercise of outstanding options at a weighted-average exercise price of $928.79 per share;

●	1,393,081 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock awards at a weighted-average grant date fair value of $1.83 per share;

●	54,669 shares of our common stock issuable upon exercise of outstanding warrants at a weighted-average exercise price of $155.09 per share;

●	1,679,947 shares of common stock available for future grant under our 2010 Plan;

●	190 shares of common stock available for issuance pursuant to our ESPP; and

●	shares of common stock issuable upon the exercise of the Series 2020-A warrants offered hereby.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, such as the terms of the agreements governing our indebtedness, general business conditions, and other factors that our board of directors may deem relevant. In addition, the terms of the agreements governing our indebtedness place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our amended and restated certificate of incorporation and our amended and restated bylaws. The summary is not complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus forms as part. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the DGCL for additional information.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series designated by our board of directors. As of April 30, 2020, there were 14,883,077 shares of common stock and no shares of preferred stock outstanding.

Common Stock

The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “GEVO”.

Preferred Stock

Our amended and restated certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, including the likelihood that such holders will receive dividend payments and payments upon liquidation, and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a stockholder rights plan. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. There are currently no shares of preferred stock outstanding.

Anti-Takeover Provisions

The DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws contain provisions that could discourage or make more difficult a change in control of us, including an acquisition of us by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

●

the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

●

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Election and Removal of Directors

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Directors may be removed only with cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

Under our amended and restated certificate of incorporation and our amended and restated bylaws, only our board of directors, acting pursuant to a resolution adopted by a majority of the directors then in office, may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the notice for such special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

In order for our stockholders to bring nominations or business before an annual meeting properly, they must comply with certain notice requirements as provided by our amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting and not later than the close of business on the 90th day prior to the one-year anniversary of the preceding year’s annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the one-year anniversary of the preceding year’s annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made.

Exclusive Forum Provision

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall, unless we consent in writing to the selection of an alternative forum, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding this exclusive forum provision, the exclusive forum provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Exchange Act or the Securities Act, or the respective rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees.

Amendment of Charter Provisions

The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the classification of our board of directors, the amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent, the designated parties entitled to call a special meeting of the stockholders and the indemnification of officers and directors.

Our amended and restated bylaws may only be amended (or new bylaws adopted) by our board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (718) 921-8300.

DESCRIPTION OF WARRANTS

Series 2020-A Warrants

The following description of the Series 2020-A warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the Series 2020-A warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. It summarizes only those aspects of the Series 2020-A warrants that we believe will be most important to your decision to invest in the Series 2020-A warrants. You should keep in mind, however, that it is the terms in the Series 2020-A warrants, and not this summary, which define your rights as a holder of the Series 2020-A warrants. There may be other provisions in the Series 2020-A warrants that are also important to you. You should read the form of the Series 2020-A warrants for a full description of the terms of the Series 2020-A warrants.

Duration and Exercise Price

Each full Series 2020-A warrant entitles the holder thereof to purchase one share of our common stock at an exercise price equal to $             per share. The Series 2020-A warrants will be exercisable during the period commencing on the date of issuance and will expire on the                     year anniversary of the date of issuance.

Exercisability

The Series 2020-A warrants may be exercised by delivering to the Company a duly-executed notice of election to exercise the Series 2020-A warrant and delivering to the Company cash payment of the exercise price. Upon delivery of the written notice of election to exercise the Series 2020-A warrant and cash payment of the exercise price, on and subject to the terms and conditions of the Series 2020-A warrants, we will deliver or cause to be delivered to such holder, the number of whole shares of common stock to which the holder is entitled, which shares shall be delivered in book-entry form. If a Series 2020-A warrant is exercised for fewer than all of the shares of common stock for which such Series 2020-A warrant may be exercised, then upon request of the holder and surrender of such Series 2020-A warrant, we shall issue a new Series 2020-A warrant exercisable for the remaining number of shares of common stock.

A holder (together with its affiliates) may not exercise any portion of the Series 2020-A warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99%, upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

If, and only if, a registration statement relating to the issuance of the shares underlying the Series 2020-A warrants is not then effective or the prospectus therein is not available for use, a holder of Series 2020-A warrants may exercise the Series 2020-A warrants on a cashless basis, where the holder receives the net value of the Series 2020-A warrants in shares of common stock. However, if an effective registration statement and the prospectus is available for the issuance of the shares underlying the Series 2020-A warrants, a holder may only exercise the Series 2020-A warrants through a cash exercise. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and the shares of common stock issued upon such cashless exercise would take on the registered characteristics of the Series 2020-A warrants being exercised.

Failure to Timely Deliver Shares of Common Stock

If we fail to timely deliver shares of common stock pursuant to any exercise of the Series 2020-A warrants, and such exercising holder elects or is required to purchase shares of common stock (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of common stock for which such Series 2020-A warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of common stock to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of common stock.

Fundamental Transaction

If, at any time while the Series 2020-A warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, which includes any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock as further described in the Series 2020-A warrants, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of common stock then issuable upon exercise of such holder’s Series 2020-A warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Series 2020-A warrants. In addition, upon a fundamental transaction, the holder will have the right to require us to repurchase its Series 2020-A warrant at its fair value using the Black Scholes option pricing formula in the Series 2020-A warrants; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our common stock in connection with the fundamental transaction.

Certain Adjustments

The exercise price and the number and type of securities purchasable upon exercise of the Series 2020-A warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits. We have the right at any time during the term of the Series 2020-A warrants to reduce the then-existing exercise price, with respect to all or any portion of any outstanding Series 2020-A warrants to any amount and for any period of time deemed appropriate by our board of directors, in its sole discretion.

Pro Rata Distributions

If, at any time while the Series 2020-A warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (in each case, “Series 2020-A Distributed Property”), then each holder of a Series 2020-A warrant shall receive, with respect to the shares of common stock issuable upon exercise of such Series 2020-A warrant, the Series 2020-A Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the warrant immediately prior to the record date for such Series 2020-A Distributed Property.

Authorized and Unreserved Shares of Common Stock

So long as any of the Series 2020-A warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of common stock equal to the number of shares of common stock issuable upon the exercise of all of the Series 2020-A warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the Series 2020-A warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the Series 2020-A warrants, the Series 2020-A warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the Series 2020-A warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the Series 2020-A warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market.

Pre-Funded Series 2020-B Warrants

The following description of the pre-funded Series 2020-B warrants is a summary, is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded Series 2020-B warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. It summarizes only those aspects of the pre-funded Series 2020-B warrants that we believe will be most important to your decision to invest in the pre-funded Series 2020-B warrants. You should keep in mind, however, that it is the terms in the pre-funded Series 2020-B warrants, and not this summary, which define your rights as a holder of the pre-funded Series 2020-B warrants. There may be other provisions in the pre-funded Series 2020-B warrants that are also important to you. You should read the form of the pre-funded Series 2020-B warrants for a full description of the terms of the pre-funded Series 2020-B warrants.

Duration and Exercise Price

Each pre-funded Series 2020-B warrant entitles the holder thereof to purchase one share of our common stock at an exercise price equal to $               per share. The purchase price of $               per share, except for a nominal exercise price of $0.01 per share, will be pre-paid to us upon issuance of the pre-funded Series 2020-B warrants and, consequently, no additional payment or other consideration (other than the nominal exercise price of $0.01 per share) will be required to be delivered to us by the holder upon exercise. The pre-funded Series 2020-B warrants will be exercisable during the period commencing on the date of issuance and expire when exercised in full.

The purpose of the pre-funded Series 2020-B warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% or 9.99%, at the investor’s election, of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering such ownership restrictions. By receiving pre-funded Series 2020-B warrants in lieu of the shares of common stock contained in the Series 1 units which would result in such holders’ ownership exceeding 4.99% or 9.99%, as applicable, such holders will have the ability to purchase the shares underlying the pre-funded Series 2020-B warrants for nominal consideration at a later date.

Exercisability

The pre-funded Series 2020-B warrants may be exercised by delivering to the Company a duly-executed written notice of election to exercise the pre-funded Series 2020-B warrant and delivering to the Company cash payment of the nominal exercise price of $0.01 per share. Upon delivery of the written notice of election to exercise the pre-funded Series 2020-B warrant and cash payment of the nominal exercise price of $0.01 per share, on and subject to the terms and conditions of the pre-funded Series 2020-B warrants, we will deliver or cause to be delivered such holder the number of whole shares of common stock to which the holder is entitled, which shares shall be delivered in book-entry form. If a pre-funded Series 2020-B warrant is exercised for fewer than all of the shares of common stock for which such pre-funded Series 2020-B warrant may be exercised, then upon request of the holder and surrender of such pre-funded Series 2020-B warrant, we shall issue a new pre-funded Series 2020-B warrant exercisable for the remaining number of shares of common stock.

A holder (together with its affiliates) may not exercise any portion of the pre-funded Series 2020-B warrants to the extent that the holder (together with its affiliates) would beneficially own more than 4.99% (or, at the election of the holder prior to the date of issuance, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage not in excess of 9.99 upon notice to us, provided that, in the case of an increase of such beneficial ownership limitation, such notice shall not be effective until 61 days following notice to us.

Cashless Exercise

At any time while the pre-funded Series 2020-B warrants are outstanding, a holder of pre-funded Series 2020-B warrants may exercise the pre-funded Series 2020-B warrants on a cashless basis pursuant to the formula in the pre-funded Series 2020-B warrants. Shares issued pursuant to a cashless exercise would be issued pursuant to Section 3(a)(9) of the Securities Act, and the shares of common stock issued upon such cashless exercise would take on the registered characteristics of the pre-funded Series 2020-B warrants being exercised.

Failure to Timely Deliver Shares of Common Stock

If we fail to timely deliver shares of common stock pursuant to any pre-funded Series 2020-B warrant exercise, and such exercising holder elects or is required to purchase shares of common stock (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of all or a portion of the shares of common stock for which such pre-funded Series 2020-B warrant was exercised, then we will be required to deliver an amount in cash by which holder’s purchase price, including commissions, exceeds the number of shares of common stock to be delivered multiplied by the price at which the sell order was executed and, at option of holder, reinstate the portion of warrant for the exercise that was not honored or deliver the number of shares of common stock.

Fundamental Transaction

If, at any time while the pre-funded Series 2020-B warrants are outstanding, we directly or indirectly, in one or more related transactions, enter into a fundamental transaction, which includes any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock as further described in the pre-funded Series 2020-B warrants, then each holder shall become entitled to receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if the holder had been, immediately prior to such fundamental transaction, the holder of the number of shares of common stock then issuable upon exercise of such holder’s pre-funded Series 2020-B warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the pre-funded Series 2020-B warrants.

Certain Adjustments

The exercise price and the number and type of securities purchasable upon exercise of the pre-funded Series 2020-B warrants are subject to adjustment upon certain reclassifications, stock dividends and stock splits.

Pro Rata Distributions

If, at any time while the pre-funded Series 2020-B warrants are outstanding, we declare or make any dividend or other distribution of our assets to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) or we grant, issue or sell any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of common stock (in each case, “Series 2020-B Distributed Property”), then each holder of a pre-funded Series 2020-B warrant shall receive, with respect to the shares of common stock issuable upon exercise of such pre-funded Series 2020-B warrant, the Series 2020-B Distributed Property that such holder would have been entitled to receive had the holder been the record holder of such number of shares of common stock issuable upon exercise of the warrant immediately prior to the record date for such Series 2020-B Distributed Property.

Authorized and Unreserved Shares of Common Stock

So long as any of the pre-funded Series 2020-B warrants remain outstanding, we are required to maintain a number of authorized and unreserved shares of common stock equal to the number of shares of common stock issuable upon the exercise of all of the pre-funded Series 2020-B warrants then outstanding.

Fractional Shares

No fractional shares will be issued upon exercise of the pre-funded Series 2020-B warrants, but we will pay a cash adjustment or round up to the next whole share in connection with any fractional share.

Rights as a Stockholder

Except as set forth in the pre-funded Series 2020-B warrants, the pre-funded Series 2020-B warrants do not confer upon holders any voting or other rights as stockholders of the Company.

Trading Market

There is no established public trading market available for the pre-funded Series 2020-B warrants on any national securities exchange or other nationally recognized trading system. In addition, we do not intend to apply to list the pre-funded Series 2020-B warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of (i) shares of common stock acquired as part of the Series 1 units (“shares of common stock”), (ii) warrants acquired as part of the Series 1 units or Series 2 units (“warrants”) and (iii) shares of common stock received on the exercise of the warrants (“warrant shares”).

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder.

Accordingly, this summary is not intended to be, and should not be construed as, legal or tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary.

Authorities

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of shares of common stock, warrants or warrant shares acquired pursuant to this prospectus that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;
●	a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
●

a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. holder” means a beneficial owner of shares of common stock, warrants, or warrant shares acquired pursuant to this prospectus that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who hold shares of common stock, warrants or warrant shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as: banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding shares of common stock, warrants or warrant shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding shares of common stock, warrants or warrant shares as a result of a constructive sale; real estate investment trusts; U.S. Holders that have a “functional currency” other than the U.S. dollar; holders that acquired shares of common stock, warrants, or warrant shares in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

If an entity classified as a partnership for U.S. federal income tax purposes holds shares of common stock, warrants or warrant shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. This summary does not address the tax consequences to any such owner or entity. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership and disposition of shares of common stock, warrants and warrant shares.

Characterization of the Units

For U.S. federal income tax purposes, the purchase by U.S. Holders or Non-U.S. Holders of a Series 1 unit comprised of one share of common stock and one Series 2020-A warrant under this prospectus will be treated as the purchase of two components: a component consisting of one share of common stock and a component consisting of one Series 2020-A warrant to purchase one share of common stock. Similarly, the purchase of a Series 2 unit comprised of a pre-funded Series 2020-B warrant and one Series 2020-A warrant under this prospectus will be treated as the purchase of two components: a component consisting of a pre-funded Series 2020-B warrant to purchase one share of common stock and a component consisting of one Series 2020-A warrant to purchase one share of common stock (each of the Series 1 units and the Series 2 units, a “unit”). The purchase price for each unit will be allocated between these two components based upon our determination of the relative fair market values of such components at the time the unit is purchased, which we will complete following the closing of the offering. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the components that comprise each unit.

For this purpose, we will allocate part of the purchase price for each unit to each component which comprises such unit. This allocation will be based upon our determination of the relative values of such components, which we will complete following the closing of the offering. This allocation is binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the tax year that includes your acquisition date of the unit that your allocation of the purchase price is different than our allocation. However, the IRS will not be bound by our allocation of the purchase price for such units, and therefore, the IRS or a U.S. court may not respect our allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price for the units.

U.S. Holders

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share). A U.S. Holder’s initial tax basis in the warrant share received on the exercise of a warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the warrant. A U.S. Holder’s holding period for the warrant share received on the exercise of a warrant will begin on the day the warrant is exercised by the U.S. Holder. It is possible, however, that a U.S. Holder’s holding period of the warrant share received upon the exercise of a pre-funded Series L warrant will begin on the day after the U.S. Holder purchased the pre-funded Series L warrant. U.S. Holders should consult their own tax advisor regarding the holding period for warrant shares received upon the exercise of pre-funded Series L warrants.

The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s tax basis in the warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder’s holding period in the warrant is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of taxation. Deductions for capital losses are subject to limitations under the Code.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the U.S. Holder’s holding period in the warrant is more than one year at the time of the lapse or expiration. Deductions for capital losses are subject to limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants generally should not result in a constructive distribution (see the more detailed discussion of the rules applicable to distributions made by us at “Distributions on Shares of Common Stock and Warrant Shares” below).

Distributions on Shares of Common Stock and Warrant Shares

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future, such distributions made on shares of common stock and warrant shares generally would be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurred. Dividends received by certain non-corporate U.S. Holders may be eligible for taxation at preferential rates provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the shares and thereafter as capital gain from the sale or exchange of such shares, which would be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Shares of Common Stock and Warrant Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of shares of common stock or warrant shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock or warrant shares sold or otherwise disposed of. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the shares of common stock or warrant shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) may be eligible for taxation at preferential rates. Deductions for capital losses are subject to limitations under the Code.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of common stock, warrants and warrant shares.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and warrant shares and to the proceeds of a sale of shares of common stock, warrants or warrant shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss for U.S. tax purposes on the exercise of a warrant and related receipt of a warrant share (unless cash is received in lieu of the issuance of a fractional warrant share and certain other conditions are present, as discussed below under “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares”).

The U.S. federal income tax treatment of a cashless exercise of warrants into warrant shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a warrant, a Non-U.S. Holder will not recognize a capital loss unless such Non-U.S. Holder is otherwise subject to U.S. federal income tax.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Shares of Common Stock and Warrant Shares” below.

Distributions on Shares of Common Stock and Warrant Shares

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Cash distributions on shares of common stock and warrant shares generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles as of the end of our taxable year in which the distribution occurred. Distributions in excess of current and accumulated earnings and profits will be applied against and reduce a Non-U.S. Holder’s tax basis in shares of common stock or warrant shares, to the extent thereof, and any excess will be treated as capital gain realized on the sale or other disposition of the shares and subject to tax in the manner described under the heading “Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares,” below.

Any dividends paid to a Non-U.S. Holder with respect to shares of common stock or warrant shares that constitute dividends under the rules described above generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. A Non-U.S. Holder generally must deliver an IRS Form W-8ECI certifying under penalties of perjury that such dividends are effectively connected with a U.S. trade or business of the holder in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of common stock or warrant shares who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) with respect to dividends received generally will be required to (i) complete an IRS Form W-8BEN or W-8BEN-E (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

The certification requirements described above must be satisfied prior to the payment of dividends and may be required to be updated periodically. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Shares of Common Stock, Warrants and Warrant Shares

In general, a Non-U.S. Holder of shares of common stock, warrants or warrant shares will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of such shares of common stock, warrants or warrant shares, unless: (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder (in which case, the special rules described below apply), (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.; or (iii) subject to certain exceptions, we are or have been a “U.S. real property holding corporation,” as such term is defined in Section 897(c) of the Code, during the shorter of the five-year period ending on the date of disposition or the holder’s holding period of our shares of common stock, warrants or warrant shares.

We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Any gain described in (i) above will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder on the shares of common stock and warrant shares and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information sharing agreement. In addition, dividends paid to a Non-U.S. Holder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of shares of common stock or warrant shares within the U.S. or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

Legislation commonly referred to as the Foreign Account Tax Compliance Act and associated guidance, or FATCA, generally will impose a 30% U.S. federal withholding tax on any “withholdable payment” (as defined below) paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its U.S. “account” holders (as specifically defined in the legislation) and meets certain other specified requirements, or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each such substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Under final regulations and other current guidance, “withholdable payments” generally include dividends on shares of common stock and warrant shares, and will include the gross proceeds of a disposition of shares of common stock, warrants, and warrant shares, on or after January 1, 2019. Investors are urged to consult their own tax advisors regarding the possible application of these rules to their investment in our units, shares of common stock, warrants, and warrant shares.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, we have engaged H.C. Wainwright & Co., LLC, or the placement agent, to act as our exclusive placement agent in connection with this offering of our securities pursuant to this prospectus. The placement agent has agreed to use reasonable best efforts to arrange for the sale of the securities pursuant to this prospectus. The terms of this offering are subject to market conditions and negotiations between us, the placement agent and prospective investors. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities.  The placement agent will have no authority to bind us by virtue of the engagement agreement and the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We will enter into a securities purchase agreement directly with institutional investors, at such investor’s option, which purchase our securities in this offering, providing such investors with certain representations, warranties and covenants from us, which representations, warranties and covenants will not be available to other investors which do not enter into a securities purchase agreement. Investors which do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in the offering.

There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about          , 2020.

The placement agent may distribute this prospectus electronically.

Commissions and Expenses

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the gross proceeds of this offering. This fee will be distributed among the placement agent and any selected-dealers that it has retained to act on their behalf in connection with this offering. The following table shows the per unit placement agent fees payable to the placement agent by us in connection with this offering.

	Per Series 1 Unit	Per Series 2 Unit
Public offering price	$	$
Placement agent’s fees payable by us	$	$
Proceeds, before expenses, to us	$	$

We will also reimburse the placement agent for the placement agent’s legal fees and expenses in the amount of up to $100,000 and $12,900 for closing fees. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $          .

Right of First Refusal

Subject to certain exceptions, we have also granted the placement agent a right of first refusal for a period of 12 months following the closing of the offering.

Other Relationships

The placement agent and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates.

Determination of offering price

The actual offering price of the securities we are offering will be negotiated between us, the placement agent and prospective investors, based on the trading of our shares of common stock prior to the offering, among other things, and may be at a discount to the current market price. The securities offered hereby will be sold at a fixed price until the completion of the offering.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of ninety days following the date of closing of the offering pursuant to this prospectus, subject to certain customary exceptions, provided that, after thirty days following the closing date, we are permitted to issue shares of common stock in our “at the market” offering with H.C. Wainwright & Co., LLC as sales agent and securities that convertible into common stock solely in connection with the payoff or refinancing of our 2020/21 Notes. This means that, during the applicable lock-up period, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or their equivalents, subject to certain exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, subject to certain exceptions, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price, for one year following the date of closing of the offering pursuant to this prospectus. The placement agent may waive this prohibition in its sole discretion and without notice.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by the placement agent and any profit realized on the resale of the securities sold by the placement agent while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent and specified other persons against certain liabilities, including liabilities under the Securities Act, relating to or arising out of the placement agent’s activities under the placement agency agreement and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

Listing

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “GEVO”. We do not plan to list the Series 2020-A warrants or pre-funded Series 2020-B warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Perkins Coie LLP, Denver, Colorado. Ellenoff Grossman & Schole LLP, New York, New York will act as counsel for the placement agent in connection with this offering.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. You may also access our reports and proxy statements free of charge at our website, www.gevo.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 17, 2020;

●	our Definitive Proxy Statement on Schedule 14A relating to our 2020 Annual Meeting of Stockholders, filed on April 20, 2020;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 13, 2020; and

●	our Current Reports on Forms 8-K filed with the SEC on January 13, 2020, March 23, 2020, March 31, 2020, April 9, 2020, and June 5, 2020.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Gevo, Inc., Attention: Investor Relations, 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112, telephone (303) 858-8358.

Gevo, Inc.

Up to 12,820,512 Series 1 Units, each consisting of One Share of Common Stock and One Series 2020-A Warrant to Purchase One Share of Common Stock

and

Up to 12,820,512 Series 2 Units, each consisting of One Pre-Funded Series 2020-B Warrant to

Purchase One Share of Common Stock and One Series 2020-A Warrant

to Purchase One Share of Common Stock

(                               Shares of Common Stock Underlying the Series 2020-A Warrants)

and

(                                                        Shares of Common Stock Underlying the Pre-Funded Series 2020-B Warrants)

PROSPECTUS

H.C. Wainwright & Co.

             , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than placement agent’s fees, all of which will be paid by the registrant. All amounts are estimated except the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

SEC registration fee		$3,894
FINRA filing fee		*
Nasdaq listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Blue-sky fees and expenses		*
Miscellaneous		*
Total	$	*
* To be provided by amendment.

ITEM 14.     Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. In addition, a corporation may advance expenses incurred by a director or officer in defending a proceeding upon receipt of an undertaking from such person to repay any amount so advanced if it is ultimately determined that such person is not eligible for indemnification. The registrant’s amended and restated certificate of incorporation provides that, pursuant to the DGCL, the registrant’s directors shall not be liable for monetary damages to the fullest extent authorized under applicable law, including for breach of the directors’ fiduciary duty of care to the registrant and the registrant’s stockholders. This provision in the registrant’s amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 10 of the registrant’s amended and restated bylaws provides that the registrant will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, the registrant has entered into indemnification agreements with each of the registrant’s directors and officers. These indemnification agreements provide the registrant’s directors and officers with the same indemnification and advancement of expenses as described above, and provide that our directors and officers will be indemnified to the fullest extent authorized by any future Delaware law that expands the permissible scope of indemnification. The registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by the registrant’s directors and officers in their capacities as directors and officers of the registrant.

ITEM 15.     Recent Sales of Unregistered Securities

Set forth below is information regarding shares of capital stock issued by the registrant since January 1, 2017 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by the registrant for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. On April 21, 2015, January 5, 2017 and June 1, 2018, the registrant effected a one-for-fifteen reverse stock split, a one-for-twenty reverse stock split and a one-for-twenty reverse stock split, respectively. All share amounts, per share data, share prices, exercise prices and conversion rates have not been adjusted retroactively to reflect these reverse stock splits.

1.

On January 9, 2017, Gevo, Inc. (the “Company”) entered into private exchange agreements with certain holders of the Company’s 7.5% Convertible Senior Notes due 2022 (the “2022 Notes”) to exchange an aggregate of $3.125 million of principal amount of 2022 Notes for an aggregate of 731,732 shares of the Company’s common stock, and such shares were issued on January 10, 2017 and January 11, 2017.

2.

On January 11, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $2.0 million of principal amount of 2022 Notes for 505,000 shares of the Company’s common stock, and such shares were issued on January 12, 2017.

3.

On January 17, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $2.275 million of principal amount of 2022 Notes for 587,000 shares of the Company’s common stock, and such shares were issued on January 18, 2017.

4.

On January 30, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $1.0 million of principal amount of 2022 Notes for 331,650 shares of the Company’s common stock, and such shares were issued on January 31, 2017.

5.

On June 9, 2017, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $485,000 of principal amount of 2022 Notes for 736,671 shares of the Company’s common stock, and such shares were issued on June 12, 2017.

6.

On April 19, 2017, the Company entered into an Exchange and Purchase Agreement (the “Purchase Agreement”) with the holders (the “Holders”) of the Company’s 10.0% Convertible Senior Secured Notes due 2017 (the “2017 Notes”). Pursuant to the terms of the Purchase Agreement, the Holders, subject to certain conditions, agreed to exchange all of the outstanding principal amount of the 2017 Notes for an equal principal amount of the Company’s newly created 12.0% Convertible Senior Secured Notes due 2020 (the “2020 Notes”), plus an amount in cash equal to the accrued and unpaid interest (other than interest paid in kind) on the 2017 Notes (the “Exchange”). Pursuant to the Purchase Agreement, the Company also granted the Holders an option (the “Purchase Option”) to purchase up to an additional aggregate principal amount of $5.0 million of 2020 Notes (the “Option Notes”), at a purchase price equal to the aggregate principal amount of such Option Notes purchased, having identical terms (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) to the 2020 Notes issued, at any time on or within ninety (90) days of the closing of the Exchange. On June 20, 2017, the Company completed the Exchange and cancelled the 2017 Notes. The 2020 Notes are convertible into shares of the Company’s common stock, subject to certain terms and conditions. The initial conversion price of the 2020 Notes was equal to $0.7359 per share of common stock, or 1.3589 shares of common stock per $1 principal amount of 2020 Notes (the “Conversion Price”). In addition, upon certain equity financing transactions by the Company, the Holders had a one-time right to reset the Conversion Price (the “Reset Provision”) (i) in the first ninety (90) days following the exchange date, at a 25% premium to the common stock price in the equity financing and (ii) after ninety (90) and to and including one hundred eighty (180) days following the closing of the Exchange, at a 35% premium to the common stock share price in the equity financing.

7.

On January 4, 2018, the Company entered into a private exchange agreement with a holder of the 2022 Notes to exchange $515,000 of principal amount of 2022 Notes for 780,303 shares of the Company’s common stock, and such shares were issued on January 5, 2018.

8.

On June 19, 2018 and June 21, 2018, the Company received conversion notices from the holders of its 2020 Notes to convert an aggregate of approximately $3.2 million in aggregate principal amount of 2020 Notes for an aggregate of 260,793 shares of the Company’s common stock at a conversion rate of 0.0679 shares of common stock per $1 principal amount of 2020 Notes.

9.

During June 2018, the Company received notices of exercise from holders of its Series K warrants to purchase common stock to issue an aggregate of 300,510 shares of common stock for total gross proceeds of approximately $1.26 million.

10.

On January 10, 2020, the Company entered into an Exchange and Purchase Agreement (as amended, the “2020/21 Purchase Agreement”) with the guarantors party thereto and the Holders of the 2020 Notes. Pursuant to the terms of the 2020/21 Purchase Agreement, the Holders, subject to certain conditions, agreed to exchange all of the outstanding principal amount of the 2020 Notes, which was approximately $14.1 million including unpaid accrued interest, for approximately $14.4 million in aggregate principal amount of the Company’s newly created 12.0% Convertible Senior Secured Notes due 2020/21 (the “New Notes”) (the “2020/21 Exchange”). Pursuant to the 2020/21 Purchase Agreement, the Company also granted the Holders an option (the “2020/21 Purchase Option”) to purchase up to an additional aggregate principal amount of approximately $7.14 million of New Notes (the “2020/21 Option Notes”), at a purchase price equal to the aggregate principal amount of such 2020/21 Option Notes purchased less an original issue discount of 2.0%, having identical terms (other than with respect to the issue date and restrictions on transfer relating to compliance with applicable securities law) to the New Notes issued, at any time during the period beginning on the date of closing of the 2020/21 Exchange and ending on the later of (a) one hundred eighty (180) days thereafter, and (b) thirty (30) days following the date on which the Stockholder Approval (as defined below) is obtained. In addition, on January 10, 2020, the Company completed the Exchange, terminated the existing indenture and cancelled the 2020 Notes. The New Notes are convertible into shares of the Company’s common stock voluntarily by the Holder at the conversion price, subject to certain terms and conditions. The initial conversion price of the New Notes is equal to $2.4420 per share of the Company’s common stock (the “2002/21 Conversion Price”), or 0.4095 shares of the Company’s common stock per $1 principal amount of New Notes. The Company and the Holders may also mutually agree on other conversions of the New Notes into shares of the Company’s common stock on a monthly basis (a “Contractual Conversion”). The 2020/21 Conversion Price in a Contractual Conversion will be reduced to the lesser of the then-applicable 2020/21 Conversion Price or a 10% discount to the average of the daily VWAP of the Company’s common stock for the three forward trading days prior to the date of the Contractual Conversion.

No underwriters were involved in the foregoing sales and/or exchanges of securities. The securities described in this Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) of the Securities Act, as securities exchanged by the registrant with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. All purchasers of the securities described above represented to the registrant in connection with their respective purchases and/or exchanges that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers and/or recipients received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

ITEM 16.     Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith
1.1*	Engagement Letter, dated as of May 15, 2020, between Gevo, Inc. and H.C. Wainwright & Co., LLC.
3.1	Amended and Restated Certificate of Incorporation of Gevo, Inc.	10-K	001-35073	03/29/11	3.1
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	06/10/13	3.1
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	07/09/14	3.1
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	04/22/15	3.1
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	01/06/17	3.1
3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Gevo, Inc.	8-K	001-35073	06/04/18	3.1

3.7	Amended and Restated Bylaws of Gevo, Inc.	10-K	001-35073	03/29/11	3.2
4.1	Form of Gevo, Inc. Common Stock Certificate.	S-1	333-168792	01/19/11	4.1
4.2	Fifth Amended and Restated Investors’ Rights Agreement, dated March 26, 2010.	S-1	333-168792	08/12/10	4.2
4.3†	Stock Issuance and Stockholder’s Rights Agreement, dated July 12, 2005, by and between Gevo, Inc. and California Institute of Technology.	S-1	333-168792	08/12/10	4.3
4.4**	Indenture, dated January 10, 2020, by and among Gevo, Inc., the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee.	8-K	001-35073	01/13/20	4.1
4.5	First Supplemental Indenture, dated April 7, 2020, by and among Gevo, Inc., the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee and as collateral trustee, the requisite holders and Whitebox Advisors LLC.	8-K	001-35073	04/09/20	4.1
4.6	Registration Rights Agreement, dated January 10, 2020, by and among Gevo, Inc. and the investors named therein.	8-K	001-35073	01/13/20	4.2
4.7	2015 Common Stock Unit Series C Warrant Agreement, dated May 19, 2015, by and between Gevo, Inc. and American Stock Transfer & Trust Company, LLC.	8-K	001-35073	05/20/15	4.1
4.8	Form of Series D Warrant to Purchase Common Stock.	8-K	001-35073	12/15/15	4.1
4.9	Form of Amendment No. 1 to Series D Warrant.	8-K	001-35073	06/13/16	4.1
4.10	Form of Series F Warrant to Purchase Common Stock.	8-K	001-35073	04/05/16	4.1
4.11	Form of Series 1 Warrant to Purchase Common Stock.	8-K	001-35073	09/15/16	4.1
4.12	Form of Series K Warrant to Purchase Common Stock.	8-K	001-35073	02/22/17	4.1
4.13	Description of Securities.	10-K	001-35073	03/17/20	4.13
4.14	Form of Series 2020-A Warrant to Purchase Common Stock.					X
4.15	Form of Pre-Funded Series 2020-B Warrant to Purchase Common Stock.					X
5.1	Opinion of Perkins Coie LLP.					X
10.1†	Ethanol and Isobutanol Purchase and Marketing Agreement, dated February 16, 2018, between Eco-Energy, LLC and Agri-Energy, LLC.	8-K	001-35073	02/22/18	10.1
10.2†	License Agreement, dated July 12, 2005, by and between Gevo, Inc. and the California Institute of Technology, as amended.	S-1	333-168792	11/04/10	10.6
10.3†	Amendment No. 4, dated October 1, 2010, to the License Agreement, by and between Gevo, Inc. and the California Institute of Technology, dated July 12, 2005.	S-1	333-168792	10/21/10	10.10
10.4#	Gevo, Inc. 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	08/12/10	10.11
10.5#	Form of Stock Option Agreement under the 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	08/12/10	10.13
10.6#	Gevo, Inc. Amended and Restated 2010 Stock Incentive Plan.	8-K	001-35073	06/05/20	10.1
10.7#	Form of Restricted Stock Unit Agreement under the 2010 Stock Incentive Plan.	S-1	333-168792	01/19/11	10.15
10.8#	Form of Restricted Shares Award Agreement under the Amended and Restated 2010 Stock Incentive Plan.	10-Q	001-35073	08/8/18	10.7
10.9#	Form of Stock Option Award Agreement under the Amended and Restated 2010 Stock Incentive Plan.	10-Q	001-35073	08/8/18	10.6
10.10#	Form of Stock Appreciation Rights Award Agreement under the Amended and Restated 2010 Stock Incentive Plan.	10-Q	001-35073	08/8/18	10.8
10.11#	Gevo, Inc. Employee Stock Purchase Plan.	S-8	333-172771	03/11/11	4.7
10.12#	Gevo, Inc. Executive Health Management Plan.	10-Q	001-35073	11/2/11	10.1
10.13#	Form of Indemnification Agreement between Gevo, Inc. and its directors and officers.	S-1	333-168792	01/19/11	10.33
10.14#	Employment Agreement, dated June 4, 2010, by and between Gevo, Inc. and Patrick Gruber.	S-1	333-168792	11/04/10	10.14
10.15#	Amendment Agreement, dated December 21, 2011, by and between Gevo, Inc. and Patrick Gruber.	8-K	001-35073	12/27/11	10.1

10.16#	Second Amendment Agreement, dated February 16, 2015, by and between Gevo, Inc. and Patrick Gruber.	8-K	001-35073	02/17/15	10.1
10.17#	Employment Agreement, dated June 4, 2010, by and between Gevo, Inc. and Christopher Ryan.	S-1	333-168792	11/04/10	10.16
10.18#	Offer of Employment Letter, dated December 21, 2015, by and between Gevo, Inc. and Geoffrey T. Williams, Jr.	10-Q	001-35073	05/09/17	10.1
10.19#	Change of Control Agreement for Geoffrey T. Williams, Jr., dated February 18, 2016.	10-Q	001-35073	05/09/17	10.2
10.20#	Offer Letter, dated July 20, 2019, by and between Gevo, Inc. and Carolyn Romero.	10-Q	001-35073	11/13/19	10.1
10.21#	Offer Letter, dated November 9, 2019, by and between Gevo, Inc. and L. Lynn Smull.	8-K	001-35073	11/15/19	10.1
10.22†	Lease of Space, dated September 13, 2012, between Hines REIT 345 Inverness Drive, LLC and Gevo, Inc.	10-K	001-35073	03/26/13	10.48
10.23†	First Amendment to Lease, effective December 11, 2015, between Hines REIT 345 Inverness Drive, LLC and Gevo, Inc.	10-K	001-35073	03/30/16	10.62
10.24†	Price Risk Management, Origination and Merchandising Agreement, dated June 1, 2015, by and between Agri-Energy, LLC and FCStone Merchant Services, LLC.	10-Q	001-35073	08/07/15	10.3
10.25	Grain Bin Lease Agreement, dated June 1, 2015, by and between Agri-Energy, LLC and FCStone Merchant Services LLC.	10-Q	001-35073	08/07/15	10.4
10.26	Unsecured Guaranty Agreement, dated June 1, 2015, by Gevo, Inc. in favor of FCStone Merchant Services, LLC.	10-Q	001-35073	08/07/15	10.5
10.27†	First Amendment to Grain Bin Lease Agreement, dated December 21, 2017, Agri-Energy, LLC and FCStone Merchant Services, LLC.	10-K	001-35073	03/28/18	10.27
10.28	Second Amendment to the Grain Bin Lease Agreement, dated May 1, 2018, between Agri-Energy LLC, and FCStone Merchant Services, LLC.	10-Q	001-35073	08/08/18	10.5
10.29†	First Amendment to Price Risk Management, Origination and Merchandising Agreement, dated December 21, 2017, Agri-Energy, LLC and FCStone Merchant Services, LLC.	10-K	001-35073	03/28/18	10.28
10.30†	Settlement Agreement and Mutual Release, dated August 22, 2015, by and among Gevo, Inc., Butamax Advanced Biofuels, LLC, E.I. du Pont de Nemours & Company and BP Biofuels North America LLC.	10-Q	001-35073	11/05/15	10.2
10.31†	Patent Cross-License Agreement, dated August 22, 2015, by and between Gevo, Inc. and Butamax Advanced Biofuels LLC.	10-Q	001-35073	11/05/15	10.3
10.32+	Construction License Agreement, dated April 4, 2019, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	04/09/19	10.1
10.33	Joint Development Agreement, dated April 4, 2019, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	04/09/19	10.2
10.34+	Development License Agreement, dated April 4, 2019, by and between Gevo, Inc. and Praj Industries Ltd.	8-K	001-35073	04/09/19	10.3
10.35†	Renewable Isooctane Purchase and Sale Agreement, dated February 21, 2019 by and between Gevo, Inc. and HCS Group GmbH.	8-K	001-35073	02/27/19	10.1
10.36	At-The-Market Offering Agreement, dated February 13, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC	8-K	001-35073	02/13/18	1.1
10.37	Amendment to At-The-Market Offering Agreement and Engagement Agreement, dated June 20, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-35073	06/20/18	1.2
10.38	Amendment to At-The-Market Offering Agreement, dated June 25, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-35073	06/25/18	1.3
10.39	Amendment to At-The-Market Offering Agreement and Engagement Agreement, dated June 28, 2018, between Gevo, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-35073	06/28/18	1.4

10.40	Amendment to At-The-Market Offering Agreement and Engagement Agreement, dated August 15, 2019, between Gevo, Inc. and H.C. Wainwright & Co., LLC.	8-K	001-35073	08/15/19	1.5
10.41+	Renewable ATJ Purchase and Sale Agreement, effective July 26, 2019, by and between Gevo, Inc. and Air Total International, S.A.	8-K	001-35073	08/13/19	10.1
10.42+	Fuel Sales Agreement, dated as of December 11, 2019, by and between Gevo, Inc. and Delta Air Lines, Inc.	8-K	001-35073	12/17/19	10.1
10.43+	Amendment No. 1 to Fuel Sales Agreement, dated as of April 22, 2020, by and between Gevo, Inc. and Delta Air Lines, Inc.	8-K	001-35073	4/28/20	10.1
10.44**	Exchange and Purchase Agreement, dated January 10, 2020, by and among Gevo, Inc., the guarantors party thereto, the holders named in Schedule I thereto, and Whitebox Advisors LLC, in its capacity as representative of the holders.	8-K	001-35073	01/13/20	10.1
10.45	Letter Agreement, dated April 7, 2020, by and among Gevo, Inc., the guarantors party thereto and Whitebox Advisors LLC, for itself and on behalf of the holders.	8-K	001-35073	04/09/20	10.1
10.46	Form of Securities Purchase Agreement.					X
21.1	List of Subsidiaries.	S-1	333-168792	10/01/10	21.1
23.1	Consent of Grant Thornton LLP.					X
23.2	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1).					X
24.1*	Power of Attorney (included on signature page).

_______________________

*	Previously filed.
†	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.
+

Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

**	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
#	Indicates a management contract or compensatory plan or arrangement.

(b)     Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.     Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

(8) that:

(i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Englewood, State of Colorado, on June 18, 2020.

GEVO, INC.

By:	/s/ Patrick R. Gruber
Patrick R. Gruber
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Patrick R. Gruber	Chief Executive Officer (Principal Executive	June 18, 2020
	Patrick R. Gruber, Ph.D.	Officer) and Director

	*	Chief Financial Officer	June 18, 2020
	L. Lynn Smull	(Principal Financial Officer)

	*	VP – Controller	June 18, 2020
	Carolyn M. Romero, CPA	(Principal Accounting Officer)

	*	Chairperson of the Board of Directors	June 18, 2020
Ruth I. Dreessen

	*	Director	June 18, 2020
Gary W. Mize

	*	Director	June 18, 2020
Andrew J. Marsh

	*	Director	June 18, 2020
Johannes Minho Roth

	*	Director	June 18, 2020
William H. Baum

* By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr., Attorney-in-Fact